Exhibit 10.2

$500,000,000

THREE-YEAR REVOLVING CREDIT AGREEMENT

among

DOMINION RESOURCES, INC.,

VIRGINIA ELECTRIC AND POWER COMPANY,

The Several Lenders from Time to Time Parties Hereto,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

BAYERISCHE LANDESBANK, NEW YORK BRANCH, AND

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agents,

BAYERISCHE LANDESBANK, NEW YORK BRANCH,

KEYBANK NATIONAL ASSOCIATION AND

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

Dated as of September 24, 2010

5.4	L/C Participations	36
5.5	Reimbursement Obligation of the Borrowers	37
5.6	Obligations Absolute	37
5.7	Letter of Credit Payments	37
5.8	Applications	38
5.9	Cash collateral	38

SECTION 6. CONDITIONS PRECEDENT		38

6.1	Closing Conditions	38
6.2	Conditions to Loans and Letters of Credit	40

SECTION 7. REPRESENTATIONS AND WARRANTIES		40

7.1	Organization and Good Standing	40
7.2	Due Authorization	41
7.3	No Conflicts	41
7.4	Consents	41
7.5	Enforceable Obligations	41
7.6	Financial Condition	42
7.7	No Default	42
7.8	Indebtedness	42
7.9	Litigation	42
7.10	Taxes	42
7.11	Compliance with Law	43
7.12	ERISA	43
7.13	Government Regulation	43
7.14	Solvency	43

SECTION 8. AFFIRMATIVE COVENANTS		43

8.1	Information Covenants	43
8.2	Preservation of Existence and Franchises	45
8.3	Books and Records	45
8.4	Compliance with Law	45
8.5	Payment of Taxes	45
8.6	Insurance	45
8.7	Performance of Obligations	46
8.8	ERISA	46
8.9	Use of Proceeds	46
8.10	Audits/Inspections	47
8.11	Total Funded Debt to Capitalization	47

SECTION 9. NEGATIVE COVENANTS		47

9.1	Nature of Business	47
9.2	Consolidation and Merger	47

9.3	Sale or Lease of Assets	48
9.4	Limitation on Liens	48
9.5	Fiscal Year	48

SECTION 10. EVENTS OF DEFAULT		49

10.1	Events of Default	49
10.2	Acceleration; Remedies.	51
10.3	Allocation of Payments After Event of Default	52

SECTION 11. AGENCY PROVISIONS		53

11.1	Appointment	53
11.2	Delegation of Duties	53
11.3	Exculpatory Provisions	53
11.4	Reliance on Communications	54
11.5	Notice of Default	55
11.6	Non-Reliance on Administrative Agent and Other Lenders	55
11.7	Indemnification	55
11.8	Administrative Agent in Its Individual Capacity	56
11.9	Successor Administrative Agent	56

SECTION 12. MISCELLANEOUS		57

12.1	Notices	57
12.2	Right of Set-Off; Adjustments	57
12.3	Benefit of Agreement	58
12.4	No Waiver; Remedies Cumulative	61
12.5	Payment of Expenses, etc.	62
12.6	Amendments, Waivers and Consents	62
12.7	Counterparts; Telecopy	64
12.8	Headings	64
12.9	Defaulting Lenders	64
12.10	Survival of Indemnification and Representations and Warranties	66
12.11	GOVERNING LAW	66
12.12	WAIVER OF JURY TRIAL	67
12.13	Severability	67
12.14	Entirety	67
12.15	Binding Effect	67
12.16	Submission to Jurisdiction	67
12.17	Confidentiality	68
12.18	Designation of SPVs	68
12.19	USA Patriot Act	69
12.20	No Fiduciary Duty	69

SCHEDULES

Schedule 5.1	Existing Letters of Credit
Schedule 12.1	Notices

EXHIBITS

Exhibit 2.1(b)(ii)	Form of Competitive Bid Request
Exhibit 2.2(a)	Form of Notice of Borrowing
Exhibit 2.2(c)	Form of Notice of Conversion/Continuation
Exhibit 2.7(a)	Form of Revolving Loan Note
Exhibit 2.7(b)	Form of Competitive Bid Loan Note
Exhibit 2.8(a)	Form of Extension of Maturity Date Request
Exhibit 2.8(b)	Form of Extension of Maturity Date Certificate
Exhibit 2.9	Form of Sublimit Adjustment Letter
Exhibit 6.1(c)	Form of Closing Certificate
Exhibit 6.1(f)	Form of Legal Opinion
Exhibit 8.1(c)	Form of Officer’s Certificate
Exhibit 12.3	Form of Assignment Agreement

THREE-YEAR

REVOLVING CREDIT AGREEMENT

THREE-YEAR REVOLVING CREDIT AGREEMENT (this “Credit Agreement”), dated as of September 24, 2010 among DOMINION RESOURCES, INC., a Virginia corporation, VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia corporation, (each of the above, individually, a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions from time to time parties to this Credit Agreement (each a “Lender” and, collectively, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), Bayerische Landesbank, New York Branch, and U.S. Bank National Association, as Syndication Agents.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions.

As used herein., the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Absolute Rate Competitive Bid Loan” means a Competitive Bid Loan bearing interest at a fixed percentage rate per annum as requested by the relevant Borrower and as specified in the Competitive Bid made by the Lender in connection with such Competitive Bid Loan.

“Additional Lender” shall have the meaning set forth in Section 2.6(b).

“Additional Lender Supplement” shall have the meaning set forth in Section 2.6(b)

“Adjusted Eurodollar Rate” means with respect to any Borrower the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans for the relevant Borrower.

“Administrative Agent” means KeyBank National Association and any successors and assigns in such capacity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Memorandum” means the allocation memorandum, dated as of September 24, 2010, executed by the Administrative Agent and the Borrowers, and posted by the Administrative Agent on SyndTrak September 24, 2010 setting forth the initial Commitments of the Lenders.

“Applicable Percentage” means, for Revolving Loans made to each Borrower, the appropriate applicable percentages, in each case, corresponding to the Rating of the relevant Borrower in effect from time to time as shown below:

Pricing Level	Long-Term Senior Unsecured Non-Credit Enhanced Debt Rating of Borrower	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Facility Fees
I.	≥A from S&P or ≥A2 from Moody’s or ≥A from Fitch	1.375%	0.125%

II.	A- from S&P or A3 from Moody’s or A- from Fitch	1.575%	0.175%

III	BBB+ from S&P or Baa1 from Moody’s or BBB+ from Fitch	1.775%	0.225%

IV.	BBB from S&P or Baa2 from Moody’s or BBB from Fitch	1.900%	0.350%

V.	BBB- from S&P or Baa3 from Moody’s or BBB- from Fitch or lower	2.050%	0.450%

Notwithstanding the above, if at any time there is a split in Ratings between S&P, Moody’s and Fitch and (i) two Ratings are equal and higher than the third, the higher Rating will apply, (ii) two Ratings are equal and lower than the third, the lower Rating will apply or (iii) no Ratings are equal, the intermediate Rating will apply. In the event that the Borrower shall maintain Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and (x) the Ratings differential is one level, the higher Rating will apply and (y) the Ratings differential is two levels or more, the level one level lower than the higher Rating will apply.

The Applicable Percentages shall be determined and adjusted on the date of any applicable change in the Rating of the relevant Borrower. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans (commencing with the succeeding Interest Period, if any) as well as any new Loans.

The Applicable Percentage for the Facility Fees payable by a Borrower shall be the appropriate applicable percentages from time to time, as shown above, calculated based on the Ratings of such Borrower at such time, as published by S&P, Moody’s and Fitch. It is understood that the initial Applicable Percentages for Facility Fees payable by DRI are based on Pricing Level III (as shown above) and shall remain at Pricing Level III until an applicable change in the Ratings of the lowest rated Borrower. It is understood that the initial Applicable Percentages for Facility Fees payable by VaPower are based on Pricing Level II (as shown above) and shall remain at Pricing Level II until an applicable change in its Ratings. The Borrower shall at all times maintain a Rating from at least two of S&P, Moody’s and Fitch. If at any time the Borrower does not have a Rating from at least two of S&P, Moody’s and Fitch, the Applicable Percentages shall be set at Pricing Level V.

Each Borrower shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 12.1, information regarding any change in the Rating of such Borrower that would change the existing Pricing Level (as set forth in the chart above) with respect to such Borrower and/or the Facility Fees.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, a simple rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of one-half of one percent (.50%) plus the Federal Funds Rate for such day or (c) Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%).

“Base Rate Loan” means a Loan that bears interest at a Base Rate.

“Borrower” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Net Worth.

“Change of Control” means (i) with respect to Dominion Resources, the direct or indirect acquisition by any person (as such term is defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the outstanding shares of the capital stock of Dominion Resources entitled to vote generally for the election of directors of Dominion Resources and (ii) with respect to VaPower, such Borrower shall cease to be a Subsidiary of Dominion Resources (other than VaPower being merged with and into Dominion Resources) or a Change of Control shall occur with respect to Dominion Resources.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s share of the Revolving Loan Commitment based upon such Lender’s Commitment Percentage.

“Commitment Increase” means an increase in the Revolving Loan Commitment as set forth in Section 2.6.

“Commitment Increase Supplement” has the meaning set forth in Section 2.6(c).

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name in the Allocation Memorandum, as such percentage may be modified in accordance with the terms of this Credit Agreement. For purposes of Section 12.9, when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of total Revolving Loan Commitments represented by such Lender’s Commitment disregarding any Defaulting Lender’s Commitments.

“Commitment Period” means the period from the Closing Date to the Maturity Date.

“Competitive Bid” means an offer by a Lender to make a Competitive Bid Loan to a Borrower pursuant to the terms of Section 2.1(b) hereof.

“Competitive Bid Loan” means a loan made by a Lender in its discretion to a Borrower pursuant to the provisions of Section 2.1(b) hereof.

“Competitive Bid Loan Notes” means with respect to any Borrower the promissory notes of such Borrower in favor of each Lender evidencing the Competitive Bid Loans made to such Borrower and substantially in the form of Exhibit 2.7(b), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender to a Borrower in accordance with the provisions of Section 2.1(b) hereof, the rate of interest offered by the Lender making the Competitive Bid (which for a Eurodollar Competitive Bid Loan shall be a rate of interest determined by reference to the Eurodollar Rate).

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in the form of Exhibit 2.1(b)(ii).

“Competitive Bid Request Fee” means $2,500 for each Competitive Bid Request made by a Borrower.

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

“Continuing Lender” has the meaning set forth in Section 2.8(b).

“Controlled Group” means with respect to each Borrower (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which such Borrower is a part or may become a part.

“Credit Documents” means this Credit Agreement, the Notes (if any), the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” below.

“Credit Party” means the Administrative Agent, each Issuing Lender or any other Lender.

“Default” means with respect to each Borrower any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default by such Borrower.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed, within three Business Days of the date required to be funded or paid, to (i) make a Loan required pursuant to the terms of this Credit Agreement, (ii) fund any portion of its participations in Letters of Credit or (iii) pay to any Credit Party any other amount required to be paid hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (iii), such amount is the subject of a good faith dispute; (b) notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its future funding obligations under this Credit Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Credit Agreement, specifically identified and with reasonable supporting facts, cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after a request by a Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender’s lending office that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Credit Agreement, provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s or such Credit Party’s receipt of such certification, or (d) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent or has become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceedings; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or in any Person controlling such Lender, or the exercise of control over such Lender or over any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.

“Dollar”, “dollar” and “$” means lawful currency of the United States.

“Dominion Resources or DRI” means Dominion Resources, Inc., a Virginia corporation, and its successors and permitted assigns.

“DRI Sublimit” means $250,000,000 as such amount may be adjusted pursuant to Sections 2.6(e) and 2.9.

“Effective Date” has the meaning set forth in Section 12.15 hereof.

“Eligible Assignee” means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 4.4(f) to the extent that it may lawfully do so and that is approved by the Administrative Agent and DRI (such approval not to be unreasonably withheld or delayed); provided that (i) DRI’s consent is not required pursuant to clause (a) or, with respect to clause (b), during the existence and continuation of a Default or an Event of Default, (ii) each Eligible Assignee shall be reasonably acceptable to the Issuing Lenders, and (iii) neither the Borrowers nor any Affiliate or Subsidiary of the Borrowers shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means with respect to each Borrower each person (as defined in Section 3(9) of ERISA) which together with such Borrower or any Subsidiary of such Borrower would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Eurodollar Competitive Bid Loan” means a Competitive Bid Loan bearing interest at a fixed rate of interest determined by reference to the Eurodollar Rate as requested by the relevant Borrower and as specified in the Competitive Bid made by the Lender in connection with such Competitive Bid Loan.

“Eurodollar Loans” means a Loan that bears interest at the Eurodollar Rate (including a Eurodollar Competitive Bid Loan).

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

“Eurodollar Rate” = Interbank Offered Rate

1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Revolving Loan” means a Revolving Loan bearing interest at a rate of interest determined by reference to the Eurodollar Rate.

“Event of Default” with respect to any Borrower has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Maturity Date” has the meaning set forth in Section 2.8(a).

“Extension of Maturity Date Certificate” has the meaning set forth in Section 2.8(b).

“Extension of Maturity Date Request” has the meaning set forth in Section 2.8(a).

“Extension Period” has the meaning set forth in Section 2.8(a).

“Facility Fee” has the meaning set forth in Section 3.4(a).

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of August 3, 2010, among the Borrowers, Bayerische Landesbank, New York Branch, KeyBank National Association and U.S. Bank National Association.

“Fee Payment Date” shall mean (a) the first Business Day of each January, April, July and October and (b) the Maturity Date.

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Funded Debt” means, as to any Person, without duplication: (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding letters of credit, bankers’ acceptances, Non-Recourse Debt, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities), (b) all capital lease obligations (including Synthetic Lease Obligations) of such Person and (c) all Guaranty Obligations of Funded Debt of other Persons. Notwithstanding the foregoing (and without limiting a Borrower’s rights under Section 1.3), all obligations of a Borrower existing as of December 31, 2009 under a lease or other arrangement (other than Synthetic Lease Obligations) that are not Funded Debt as of the date of this Credit Agreement shall continue to be excluded from this definition notwithstanding any changes in applicable accounting rules effective after the date of this Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning set forth in Section 12.18 hereof.

“Guaranty Obligations” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of indebtedness of others and the disclosure of such obligation would be required in such Person’s financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of such Person otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of such Person in connection with the non-utility non-recourse financing activities of such Subsidiary or Affiliate.

“Hybrid Equity Securities” means any securities issued by a Borrower or a financing vehicle of a Borrower that (i) are classified as possessing a minimum of “minimal equity content” by S&P, Basket B equity credit by Moody’s, and 25% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Revolving Loans and all other amounts due under this Credit Agreement.

“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of a Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances.

“Interbank Offered Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, such rate is not available, the term “Interbank Offered Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

“Interest Payment Date” means (a) as to Base Rate Loans of any Borrower, the last day of each fiscal quarter of such Borrower and the Maturity Date, (b) as to Eurodollar Loans of any Borrower, the last day of each applicable Interest Period and the Maturity Date and (c) as to Absolute Rate Competitive Bid Loans of any Borrower, the last day of the Interest Period for each Absolute Rate Competitive Bid Loan and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Period” means, (a) as to Eurodollar Loans, a period of 14 days (in the case of new money borrowings) and one, two or three months’ duration, as the relevant Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Revolving Loans) and (b) with respect to Absolute Rate Competitive Bid Loans, a period beginning on the date the Absolute Rate Competitive Bid Loan is made and ending on the date specified in the respective Competitive Bid whereby the offer to make such Absolute Rate Competitive Loan was extended, which shall not be less than 7 days nor more than 360 days duration; provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Issuing Lender” means, with respect to any Letter of Credit, the issuer thereof, which shall be Bayerische Landesbank, New York Branch, KeyBank National Association, U.S. Bank National Association, or any affiliate thereof, or one or more consenting Lenders selected by the Joint Lead Arrangers in consultation with and satisfactory to the Borrowers, each in its capacity as issuer of any Letter of Credit.

“Joint Lead Arrangers” means Bayerische Landesbank, New York Branch, KeyBank National Association and U.S. Bank National Association.

“L/C Commitment” means $500,000,000.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 5.5. The L/C Obligation of any Lender at any time shall be its Commitment Percentage of the total L/C Obligations at such time.

“L/C Participants” means the collective reference to all the Lenders other than the applicable Issuing Lender.

“Lenders” means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 12.3(b).

“Letter of Credit” has the meaning set forth in Section 5.1(a).

“Letter of Credit Fees” has the meaning set forth in Section 5.3(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means any loan made by any Lender pursuant to this Credit Agreement.

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by a Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement.

“Material Adverse Effect” means with respect to any Borrower a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of such Borrower, (b) the ability of such Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against such Borrower, or the rights and remedies of the Lenders against such Borrower hereunder or thereunder; provided, however, that a transfer of assets permitted under and in compliance with Section 9.3 shall not be considered to have a Material Adverse Effect.

“Material Subsidiary” shall mean (i) with respect to any Borrower, a Subsidiary of such Borrower whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of such Borrower, on a consolidated basis and (ii) notwithstanding the foregoing, VaPower with respect to DRI.

“Maturity Date” means the third anniversary of the Closing Date or such later date as shall be determined pursuant to the provisions of Section 2.8, or if such date is not a Business Day, the Business Day next succeeding such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period but only with respect to the period during which such Person was a member of the Controlled Group.

“Net Worth” means with respect to any Borrower, as of any date, the shareholders’ equity or net worth of such Borrower and its Consolidated Subsidiaries (including, but not limited to, the value of any Mandatorily Convertible Securities, Trust Preferred Securities, Hybrid Equity Securities and Preferred Stock; but, excluding the accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”), such AOCI to be computed assuming that the Borrowers were entitled to utilize hedge accounting treatment for applicable interest expense and interest income items identified by the Borrowers), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Non-Recourse Debt” means Indebtedness (a) as to which no Borrower (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of any Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders will not have any recourse to the stock or assets of any Borrower (other than the specific assets pledged to secure such Indebtedness) and the relevant legal documents so provide.

“Non-Regulated Assets” means with respect to any Borrower, the operations that are not regulated by a Governmental Authority with respect to ratemaking (i.e. merchant generation, exploration and production, producer services or retail supply assets of the Borrower).

“Notes” means the collective reference to the Revolving Loan Notes and the Competitive Bid Loan Notes of the Borrowers.

“Notice of Borrowing” means a request by a Borrower for a Loan in the form of Exhibit 2.2(a).

“Notice of Continuation/Conversion” means a request by a Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.2(c).

“Offered Increase Amount” has the meaning set forth in Section 2.6(a).

“Other Taxes” has the meaning set forth in Section 4.4(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

“Pension Plans” has the meaning set forth in Section 8.8 hereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of a Borrower.

“Preferred Stock” means any Capital Stock issued by a Borrower that is entitled to preference or priority over any other Capital Stock of such Borrower in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Cleveland, Ohio as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Rating” means the rating assigned by S&P, Moody’s or Fitch to a Borrower based on such Borrower’s senior, unsecured, non-credit-enhanced obligations.

“Register” has the meaning set forth in Section 12.3(c).

“Regulation A, D, T, U or X” means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lenders pursuant to Section 5.5 for amounts drawn under Letters of Credit.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Requested Maturity Date” has the meaning set forth in Section 2.8(a).

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Lender multiplied by the Revolving Loan Commitment and (b) at any time after the termination of the Commitments, the sum of (i) the outstanding amount of Loans owed to such Lender and (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“Responsible Officer” means, with respect to DRI or VaPower, each of the Chief Financial Officer, the Treasurer and the Assistant Treasurer – Corporate Finance, of DRI or VaPower, as applicable.

“Revolving Loan” means a Loan made by the Lenders to a Borrower pursuant to Section 2.1(a) hereof.

“Revolving Loan Commitment” means Five Hundred Million Dollars ($500,000,000), as such amount may be otherwise reduced in accordance with Section 2.5 or increased in accordance with Section 2.6.

“Revolving Loan Commitment Increase Notice” has the meaning set forth in Section 2.6(a).

“Revolving Loan Notes” means with respect to any Borrower the promissory notes of such Borrower in favor of each Lender evidencing the Revolving Loans made to such Borrower and substantially in the form of Exhibit 2.7(a), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person’s assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

“SPV” has the meaning set forth in Section 12.18 hereof.

“Sublimit” means, individually, the DRI Sublimit or the VaPower Sublimit and collectively the “Sublimits”.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes” has the meaning set forth in Section 4.4(a).

“Terminating Lender” has the meaning set forth in Section 2.8(a).

“Total Funded Debt” means with respect to each Borrower all Funded Debt of such Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP except as otherwise provided in this Credit Agreement.

“Trust Preferred Securities” means the preferred securities issued by a subsidiary capital trust established by any of the Borrowers outstanding on the date hereof and reflected as such in the financial statements of Dominion Resources for the fiscal year ended December 31, 2009, and any additional trust preferred securities that are substantially similar thereto, along with the junior subordinated debt obligations of the Borrowers, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrowers for or in respect of borrowed money and (c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrowers or the Lenders.

“Utilized Revolving Commitment” means, for any Borrower for any day from the Closing Date to the Maturity Date, an amount equal to the sum of (a) the aggregate principal amount of all Loans outstanding on such day to such Borrower and (b) the aggregate L/C Obligations of such Borrower then outstanding.

“VaPower” means Virginia Electric and Power Company, a Virginia corporation and its successors and assigns.

“VaPower Indenture” means the first mortgage bond indenture, dated November 1, 1935, by and between VaPower and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and The Chase National Bank of the City of New York), as supplemented and amended through the date hereof and as the same may be hereafter amended, supplemented and/or amended and restated or replaced in its entirety.

“VaPower Sublimit” means $250,000,000 as such amount may be adjusted pursuant to Sections 2.6(e) and 2.9.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors’ qualifying shares or local ownership shares required by law and outstanding publicly owned Preferred Stock of VaPower) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means any Borrower or the Administrative Agent, as determined by applicable law.

1.2 Computation of Time Periods; Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Sections”, “Schedules” and “Exhibits” shall be to Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 8.1 (or, prior to the delivery of the first financial statements pursuant to Section 8.1, consistent with the financial statements described in Section 6.1(g)); provided, however, if (a) a Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by such Borrower to the Lenders as to which no such objection shall have been made.

1.4 Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

SECTION 2. LOANS

2.1 Revolving Loan Commitment.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to each Borrower in Dollars, at any time and from time to time, during the Commitment Period (each a “Revolving Loan” and collectively the “Revolving Loans”); provided that (i) the Utilized Revolving Commitments of (a) DRI shall not exceed the DRI Sublimit, (b) VaPower shall not exceed the VaPower Sublimit and (c) the Borrowers on any day shall not exceed the Revolving Loan Commitment and (ii) with respect to each individual Lender, the Lender’s pro rata share of the sum of outstanding Revolving Loans plus the L/C Obligations then outstanding on any day shall not exceed such Lender’s Commitment Percentage of the Revolving Loan Commitment. Revolving Loans made to any Borrower shall be the several obligations of such Borrower. Subject to the terms and conditions of this Credit Agreement, each Borrower may borrow, repay and reborrow the amount of the Revolving Loan Commitment made to it.

(b) Competitive Bid Loans Subfacility.

(i) Competitive Bid Loans. Subject to the terms and conditions set forth herein, a Borrower may, from time to time, during the period from the Closing Date until the date occurring seven days prior to the Maturity Date, request and each Lender may, in its sole discretion, agree to make Competitive Bid Loans to such Borrower; provided, however, that (A) the Utilized Revolving Commitments of (i) DRI shall not exceed the DRI Sublimit, (ii) VaPower shall not exceed the VaPower Sublimit and (iii) the Borrowers on any day shall not exceed the Revolving Loan Commitment and (B) if a Lender makes a Competitive Bid Loan, such Lender’s obligation to make its pro rata share of any Revolving Loan shall not be reduced thereby.

(ii) Competitive Bid Requests. Each Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request to the Administrative Agent by 10:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, on a Business Day four Business Days prior to the date of a requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on a Business Day not less than one nor more than five Business Days prior to the date of the requested Absolute Rate Competitive Bid Loan. A Competitive Bid Request must be substantially in the form of Exhibit 2.1(b)(ii), shall be accompanied by the Competitive Bid Request Fee and shall specify (I) the date of the requested Competitive Bid Loan (which shall be a Business Day), (II) the amount of the requested Competitive Bid Loan, (III) whether such Borrower is requesting a Eurodollar Competitive Bid Loan or an Absolute Rate Competitive Bid Loan and (IV) the applicable Interest Period or Interest Periods requested. The Administrative Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. Such Borrower may not request a Competitive Bid for more than three different Interest Periods per Competitive Bid Request nor request Competitive Bid Requests more frequently than four times every calendar month.

(iii) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the relevant Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, three Business Days prior to the date of the requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on the proposed date of the requested Absolute Rate Competitive Bid Loan; provided, however, that should the Administrative Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify such Borrower of its Competitive Bid and the terms thereof not later than 15 minutes prior to the time the other Lenders are required to submit their Competitive Bids. A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit multiple Competitive Bids in response to a Competitive Bid Request. Any Competitive Bid must specify (I) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (II) the minimum

(which shall be not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Bid Loan or Loans which the Lender is willing to make and (III) the applicable interest rate or rates and Interest Period or Interest Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the relevant Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to such Borrower and each of the Lenders for their respective records as soon as practicable.

(iv) Acceptance of Competitive Bids. Each Borrower may, in its sole discretion, subject only to the provisions of this subsection (iv), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the relevant Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Administrative Agent by 11:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, three Business Days prior to the date of the requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on the proposed date of the Absolute Rate Competitive Bid Loan; provided, however, (I) the failure by such Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (II) to the extent Competitive Bids are for comparable Interest Periods, such Borrower may accept Competitive Bids only in ascending order of rates, (III) the aggregate amount of Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (IV) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by such Borrower to be in excess of the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (V) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (IV) of subsection (iv) hereof, then in a minimum principal amount of $500,000 and integral multiples of $100,000 (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (IV) of subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of such Borrower. A notice of acceptance of a Competitive Bid given by a Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than noon (A) with respect to a Eurodollar Competitive Bid Loan, three Business Days prior to the date of such Eurodollar Competitive Bid Loan and (B) with respect to a Absolute Rate Competitive Bid Loan, on the proposed date of such Competitive Bid Loan, notify each bidding

Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(v) Funding of Competitive Bid Loans. Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Administrative Agent by 2:00 p.m. on the date specified in the Competitive Bid Request by deposit of immediately available funds at the office of the Administrative Agent in Cleveland, Ohio or at such other address as the Administrative Agent may designate in writing. The Administrative Agent will, upon receipt, make the proceeds of such Competitive Bid Loans available to the relevant Borrower.

(vi) Maturity of Competitive Bid Loans. Each Competitive Bid Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto. Unless the relevant Borrower shall give notice to the Administrative Agent otherwise (or repays such Competitive Bid Loan), or a Default or Event of Default with respect to such Borrower exists and is continuing, such Borrower shall be deemed to have requested Revolving Loans from all of the Lenders (in the amount of the maturing Competitive Bid Loan and accruing interest at the Base Rate), the proceeds of which will be used to repay such Competitive Bid Loan.

2.2 Method of Borrowing for Revolving Loans.

(a) Base Rate Loans. By no later than 11:00 a.m. on the date of a Borrower’s request for funding of the borrowing (or for the conversion of Eurodollar Revolving Loans to Base Rate Loans), such Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) the desire to have such Revolving Loans accrue interest at the Base Rate and (iii) except in the case of conversions of Eurodollar Revolving Loans to Base Rate Loans, complying in all respects with Section 6.2 hereof.

(b) Eurodollar Revolving Loans. By no later than 11:00 a.m. three Business Days prior to the date of a Borrower’s request for funding of the borrowing (or for the conversion of Base Rate Loans to Eurodollar Revolving Loans or the continuation of existing Eurodollar Loans), such Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) the desire to have such Revolving Loans accrue interest at the Adjusted Eurodollar Rate, (iii) the Interest Period applicable thereto, and (iv) except in the case of conversions of Base Rate Loans to Eurodollar Revolving Loans or the continuation of existing Eurodollar Loans, complying in all respects with Section 6.2 hereof.

(c) Continuation and Conversion. Each Borrower shall have the option, on any Business Day, to continue existing Eurodollar Revolving Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Revolving Loans or to convert Eurodollar Revolving Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Revolving Loan to a Base Rate Loan or (b) three Business Days prior to the date for a requested continuation of a Eurodollar Revolving Loan or conversion of a Base Rate Loan to a Eurodollar Revolving Loan, the relevant

Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (i) whether the relevant Borrower wishes to continue or convert such Loans and (ii) if the request is to continue a Eurodollar Revolving Loan or convert a Base Rate Loan to a Eurodollar Revolving Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Revolving Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Revolving Loans may be continued and Base Rate Loans may be converted to Eurodollar Revolving Loans only if no Default or Event of Default with respect to the relevant Borrower is in existence on the date of such extension or conversion; (iii) any continuation or conversion must comply with Sections 2.2(a) or 2.2(b) hereof, as applicable; and (iv) failure by such Borrower to properly continue Eurodollar Revolving Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3 Funding of Revolving Loans.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Revolving Loans available to the Administrative Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit (in Dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in Cleveland, Ohio, or at such other address as the Administrative Agent may designate in writing. All Revolving Loans shall be made by the Lenders pro rata on the basis of each Lender’s Commitment Percentage.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. The Administrative Agent will make the proceeds of such Revolving Loans available to the relevant Borrower promptly after it receives funds from the Lenders as described in the preceding paragraph. Unless the Administrative Agent shall have been notified by any Lender prior to the time of any such Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) the applicable rate for such Loan pursuant to the Notice of Borrowing, if recovered from such Borrower, and (b) the Federal Funds Rate, if recovered from a Lender.

2.4 Minimum Amounts of Revolving Loans.

Each request for Revolving Loans shall be, in the case of Eurodollar Revolving Loans, in an aggregate principal amount that is not less than the lesser of $10,000,000 or the remaining amount available to be borrowed and, in the case of Base Rate Loans, in an aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount available to be borrowed. Any Revolving Loan requested shall be in an integral multiple of $1,000,000 unless the request is for all of the remaining amount available to be borrowed.

2.5 Reductions of Revolving Loan Commitment.

Upon at least three Business Days’ notice, Dominion Resources, on its own behalf and/or acting on the request of any other Borrower, shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Loan Commitment available to it and/or such other Borrower at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount, (b) no reduction shall be made which would reduce the Revolving Loan Commitment to an amount less than the Utilized Revolving Commitment and (c) each such reduction shall have the effect of reducing each Borrower’s Sublimit in a pro rata amount. Any reduction in (or termination of) the Revolving Loan Commitment shall be permanent and may not be reinstated (except as may be otherwise provided pursuant to Section 2.6).

2.6 Revolving Loan Commitment Increase

(a) The Borrowers shall have the right to increase the Revolving Loan Commitments pursuant to this Section 2.6 subject to the restrictions of subsection 2.6(d) below (any such increase, a “Commitment Increase”) provided that (i) no Default or Event of Default has occurred and is continuing on the date of the Commitment Increase or shall result from the proposed Commitment Increase and (ii) the representations and warranties contained in Section 7 and in the other Credit Documents shall be true and correct in all material respects on and as of the date of the Commitment Increase as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date). In the event that the Borrowers wish to increase the aggregate Revolving Loan Commitment at any time, the Borrowers shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Loan Commitment Increase Notice”); provided, that the aggregate amount of any such increase in the Revolving Loan Commitment shall be at least $25,000,000. Each Revolving Loan Commitment Increase Notice shall specify which Lenders and/or other banks, financial institutions or other entities the Borrowers desire to participate in such Commitment Increase. The Borrowers or, if requested by the Borrowers, the Administrative Agent, will notify such Lenders and/or other banks, financial institutions or other entities of such offer.

(b) Any additional bank, financial institution or other entity which the Borrowers select to offer participation in the Commitment Increase and which elects to become a party to this Credit Agreement and provide a commitment in an amount so offered and accepted by it pursuant to subsection 2.6(a) shall execute an Additional Lender Supplement (in substantially the form specified by the Administrative Agent, each an “Additional Lender Supplement”) with the Borrowers and the Administrative Agent, whereupon such bank, financial institution or other entity (herein called an “Additional Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Credit Agreement, and the Allocation Memorandum shall be deemed to be amended to add the name and Commitment of such Additional Lender, provided that (i) the Commitment of any such new Additional Lender shall be in an amount not less than $25,000,000 and (ii) any Additional Lender shall be reasonably acceptable to the Administrative Agent and each Issuing Lender.

(c) Any existing Lender which accepts an offer to it by the Borrowers to increase its Commitment pursuant to Section 2.6 shall, in each case, execute a Commitment Increase Supplement (in substantially the form specified by the Administrative Agent, each a “Commitment Increase Supplement”) with the Borrowers and the Administrative Agent whereupon such Lender shall be bound by and entitled to the benefits of this Credit Agreement with respect to the full amount of its Commitment as so increased, and the Allocation Memorandum shall be deemed to be amended to so increase the Commitment of such Lender.

(d) Notwithstanding anything to the contrary in this Section 2.6, (i) in no event shall any Commitment Increase or transaction effected pursuant to this Section 2.6 cause the aggregate Revolving Loan Commitment hereunder to exceed $700,000,000 and (ii) no existing Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

(e) At the time the Borrowers submit a Revolving Loan Commitment Increase Notice, they shall advise the Lenders of the allocations of the applicable Commitment Increase to their respective Sublimits, which allocations would become effective to increase the applicable Sublimits upon the effectiveness of such Commitment Increase pursuant hereto.

2.7 Notes.

(a) Revolving Loan Notes. The Revolving Loans made by the Lenders to a Borrower shall be evidenced, upon request by any Lender, by a promissory note of such Borrower payable to each Lender in substantially the form of Exhibit 2.7(a) hereto (the “Revolving Loan Notes”) and in a principal amount equal to the amount of such Lender’s Commitment Percentage of the Revolving Loan Commitment as originally in effect.

(b) Competitive Bid Loan Notes. The Competitive Bid Loans made by the Lenders to a Borrower shall be evidenced, upon request by any Lender, by a promissory note of such Borrower payable to each Lender in substantially the form of Exhibit 2.7(b) hereto (the “Competitive Bid Loan Notes”) and in a principal amount equal to the Revolving Loan Commitment as originally in effect.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of such Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

2.8 Extension of Maturity Date

(a) On any anniversary of the Closing Date prior to the Maturity Date, the Borrowers may request to extend the then-applicable Maturity Date (the “Existing Maturity Date”) for an additional one-year period (an “Extension Period”) to the date that is one year after the Existing Maturity Date (the “Requested Maturity Date”); provided that the Borrowers may extend the Maturity Date for a maximum two (2) such Extension Periods. The Borrowers may make such request in a notice given as herein provided and substantially in the form attached hereto as Exhibit 2.8(a) (the “Extension of Maturity Date Request”) to the Administrative Agent not less than 30 days and not more than 90 days prior to any anniversary of the Closing Date, so long as (i) each of the representations and warranties contained in Section 7 and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such notice and as of the commencement date of the relevant Extension Period as if made on and as of each date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default shall have occurred and be continuing on the date of such notice and as of the commencement date of the relevant Extension Period. Each Lender, acting in its sole discretion, shall, not later than a date 30 days after its receipt of any such notice from the Administrative Agent, notify the Borrowers and the Administrative Agent in writing of its election to extend or not to extend the Existing Maturity Date with respect to its Commitment. Any Lender which shall not timely notify the Borrowers and the Administrative Agent of its election to extend the Existing Maturity Date shall be deemed not to have elected to extend the Existing Maturity Date with respect to its Commitment (any Lender who timely notifies the Borrowers and the Administrative Agent of an election not to extend or fails to timely notify the Borrowers and the Administrative Agent of its election being referred to as a “Terminating Lender” and all such Lenders, collectively, the “Terminating Lenders”). The election of any Lender to agree to a requested extension shall not obligate any other Lender to agree to such requested extension.

(b) If and only if (i) one or more Lenders shall have agreed in writing during the 30 day period referred to in Section 2.8(a) to extend the Existing Maturity Date and (ii) the Borrowers shall have submitted to the Administrative Agent, on the commencement date of the relevant Extension Period, a certificate of the Borrowers, substantially in the form of Exhibit 2.8(b) (the “Extension of Maturity Date Certificate”), stating that (x) the representations and warranties made by each Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date thereof (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) no Default or Event of Default by each Borrower has occurred and is continuing, then (A) the Commitments of the Lenders other than Terminating Lenders (the “Continuing Lenders”, each a “Continuing Lender”) shall, subject to the other provisions of this Credit Agreement, be extended to the Requested Maturity Date specified in the Extension of Maturity Date Request from the Borrowers, and as to such Lenders the term “Maturity Date”, as used herein, shall on and after the date as of which the requested extension is effective mean such Requested Maturity Date, provided that if such date is not a Business Day, then such Requested Maturity Date shall be the next succeeding Business Day and (B) the Commitments and L/C Commitment share (if applicable) of the Terminating Lenders shall continue until the Existing Maturity Date and shall then terminate, and as to the Terminating Lenders, the term “Maturity Date”, as used herein, shall continue to mean the Existing Maturity Date. The Administrative Agent shall promptly notify (x) the Lenders of any Extension of Maturity Date Request, (y) the Lenders and the Borrowers of any extension of the Existing Maturity Date pursuant to this Section 2.8 and (z) the Borrowers and the Lenders of any Lender which becomes a Terminating Lender.

(c) In the event that the Maturity Date shall have been extended for the Continuing Lenders in accordance with paragraph 2.8(b) above and, in connection with such extension, there are Terminating Lenders, the Borrowers may, at their own expense and in their sole discretion and prior to the Existing Maturity Date, require any Terminating Lender to transfer and assign its interests, rights and obligations under this Credit Agreement in accordance with Section 4.5 to an Eligible Assignee that shall assume such assigned obligations and that shall agree that its Commitment will expire on the Maturity Date in effect for Continuing Lenders; provided, however, that the Borrowers shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. Any such Eligible Assignee’s initial Maturity Date shall be the Maturity Date in effect for the Continuing Lenders at the time of such assignment. The Borrowers shall not be permitted to require a Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 2.8(c) unless the Borrowers have notified such Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date. Any Eligible Assignee which becomes a Lender as a result of such an assignment made pursuant to this Section 2.8(c) shall be deemed to have consented to the applicable Extension of Maturity Date Request and, therefore, shall not be a Terminating Lender.

(d) Revolving Loans or L/C Obligations owing to any Terminating Lender on the Existing Maturity Date with respect to such Terminating Lender shall be repaid in full, with accrued interest and all other amounts then due and owing thereon, on the Existing Maturity Date with respect to such Terminating Lender.

2.9 Adjustment of Sublimits.

So long as no Event of Default exists with respect to any Borrower and the representations and warranties made by each Borrower in or pursuant to the Credit Documents (excluding clause (ii) of the second paragraph of Section 7.6) are true and correct in all material respects on and as of the date of a Sublimit Adjustment Letter with the same effect as if made on such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date), upon five Business Days’ notice to the Administrative Agent pursuant to a Sublimit Adjustment Letter substantially in the form of Exhibit 2.9, the Borrowers may up to six times in a calendar year reallocate the amounts of their Sublimits between their respective Sublimits, provided that in calendar year 2010 the Borrowers may reallocate their Sublimits hereunder only twice.

SECTION 3. PAYMENTS

3.1 Interest.

(a) Interest Rate.

(i) All Base Rate Loans made to a Borrower shall accrue interest at the Base Rate with respect to such Borrower.

(ii) All Eurodollar Loans made to a Borrower shall accrue interest at the Adjusted Eurodollar Rate with respect to such Borrower applicable to such Eurodollar Loan.

(iii) All Competitive Bid Loans shall accrue interest at the applicable Competitive Bid Rate with respect to each Competitive Bid Loan.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default with respect to any Borrower, the principal of and, to the extent permitted by law, interest on the Loans outstanding to such Borrower and any other amounts owing by such Borrower hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Loans outstanding to such Borrower that are Base Rate Loans plus 2% per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Prepayments.

(a) Voluntary Prepayments. Each Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000. Amounts prepaid hereunder shall be applied as such Borrower may elect; provided that if such Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied in each case first to Base Rate Loans of such Borrower and then to Eurodollar Revolving Loans of such Borrower in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time the amount of the Utilized Revolving Commitment exceeds the Revolving Loan Commitment, one or more of the Borrowers shall immediately make a principal payment to the Administrative Agent in the manner and in an amount necessary to be in compliance with Section 2.1 hereof. Any payments made under this Section 3.2(b) shall be subject to Section 4.3 hereof and shall be applied first to Base Rate Loans of the relevant Borrower, then to Eurodollar Revolving Loans of the relevant Borrower in direct order of Interest Period maturities, then to Competitive Bid Loans of the relevant Borrower pro rata among all Lenders holding same.

3.3 Payment in Full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

3.4 Fees

(a) Facility Fees.

(i) In consideration of the Revolving Loan Commitment being made available by the Lenders hereunder, DRI agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender (except as otherwise provided in Section 12.9 with respect to a Defaulting Lender), a per annum fee equal to the Applicable Percentage for Facility Fees multiplied by the Revolving Loan Commitment (the “Facility Fees”).

(ii) The accrued Facility Fees shall be due and payable in arrears on each Fee Payment Date (as well as on any date that the Revolving Loan Commitment is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(b) Administrative Fees. Dominion Resources agrees to pay to the Administrative Agent an annual fee as agreed to between the Borrowers and the Administrative Agent.

3.5 Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by each Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in Cleveland, Ohio, except payments to be made directly to an Issuing Lender as provided herein. Each Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, fees or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6 Pro Rata Treatment.

Except to the extent otherwise provided herein, all Revolving Loans, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Facility Fees and Letter of Credit Fees, each reduction of the Revolving Loan Commitment, and each conversion or continuation of any Revolving Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages.

3.7 Computations of Interest and Fees.

(a) Except for Base Rate Loans computed using the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and each Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans of the relevant Borrower and not to the payment of interest, or refunded to the relevant Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans of the relevant Borrower. The right to demand payment of the Loans of any Borrower or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

3.8 Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Revolving Loan or L/C Obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. Each Borrower agrees that any Lender so purchasing such a participation in Loans made to such Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to a Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of each Borrower from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register for each Borrower pursuant to Section 12.3(c), and a subaccount for each Lender, in which Registers and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder in accordance with the documents submitted by a Borrower under Section 2.2, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrowers and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Registers and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Registers or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay the Loans made by such Lender to such Borrower in accordance with the terms hereof.

SECTION 4. ADDITIONAL PROVISIONS REGARDING LOANS

4.1 Eurodollar Loan Provisions.

(a) Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that U.S. dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrowers and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by a Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be), and (B) any request by a Borrower for conversion into or continuation of Eurodollar Revolving Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

(b) Change in Legality.

(i) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the relevant Borrower and to the Administrative Agent, such Lender may:

(A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to such Borrower hereunder, whereupon any request by such Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be), unless such declaration shall be subsequently withdrawn; and

(B) require that all outstanding Eurodollar Loans made by it to such Borrower be converted to Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be) in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be).

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to such Borrower or the converted Eurodollar Loans of such Lender to such Borrower shall instead be applied to repay the Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be) made by such Lender to such Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) Increased Costs. If at any time a Lender or Issuing Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan or the issuance, the commitment to issue or the maintaining of any Letter of Credit or any participation therein because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the relevant Borrower shall pay to such Lender or Issuing Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Issuing Lender may determine in its sole discretion) as may be required to compensate such Lender or Issuing Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender or Issuing Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

4.2 Capital Adequacy.

If any Lender or Issuing Lender determines that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to any Borrower to a level below that which such Lender or Issuing Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or Issuing Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender or Issuing Lender, the relevant Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts (but without duplication of any amounts payable under Section 4.1(c)) as will compensate such Lender or Issuing Lender (or its parent corporation) for such reduction. Each determination by any such Lender or Issuing Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3 Compensation.

Each Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to such Borrower) which such Lender may sustain:

(a) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans or Absolute Rate Competitive Bid Loans to such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Competitive Bid Request to such Borrower, as the case may be;

(b) if any repayment, continuation or conversion of any Eurodollar Loan or Absolute Rate Competitive Bid Loan by such Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4); or

(c) if such Borrower fails to repay its Eurodollar Loans or Absolute Rate Competitive Bid Loan when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4 Taxes.

(a) Tax Liabilities. Any and all payments by a Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or transacting business or any political subdivision thereof and any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located (all such non-excluded taxes, being hereinafter referred to as “Taxes”). If such Borrower shall be required by law to deduct any Taxes or Other Taxes (as defined in Section 4.4(b)) from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, as applicable, as determined in good faith by the applicable Withholding Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) such Borrower shall deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment to the relevant Governmental Authority.

(b) Other Taxes. In addition, each Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by such Borrower or from the execution, delivery or registration of, or otherwise from such Borrower’s participation with respect to, this Credit Agreement or any other Credit Document, including any interest, addition to tax or penalties applicable thereto (collectively, the “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) If (i) a Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, (ii) a Borrower fails to comply with Section 4.4(a)(iv) above or (iii) any Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Borrower shall indemnify the Administrative Agent or the Lenders, as the case may be, for such amounts and any incremental taxes, interest or penalties paid by the Administrative Agent or any Lender, as the case may be, solely as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). Notwithstanding the foregoing, no amounts shall be payable by a Borrower pursuant to this Section 4.4(c) to the extent that such Taxes or Other Taxes resulted solely from the applicable Lender’s failure to submit to the Borrowers and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment) the applicable forms described in Section 4.4(f).

(d) Without duplication of any amounts paid to the Administrative Agent pursuant to Section 11.7, each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which a Borrower has paid, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify such Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by such Borrower, make a claim to such Governmental Authority for such Refund at such Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise materially disadvantageous to it; provided that nothing in this subsection (e) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by a Borrower, or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to such Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by such Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that such Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(e) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

(f) Tax Forms. (i) Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either Form W-8BEN, or any applicable successor form, of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Note, Form W-8ECI or W-8IMY, as applicable, or any applicable successor form, of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and, if applicable, (B) Form W-8BEN of the United States Internal Revenue Service entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrowers or the Administrative Agent and (2) appropriate under then current United States laws or regulations.

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of Form W-9, or any applicable successor form, of the United States Internal Revenue Service certifying that such Lender is exempt from United States federal withholding and backup withholding tax. Each such Lender shall, from time to time after submitting such form, submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrowers or the Administrative Agent and (2) appropriate under then current United States laws or regulations.

4.5 Mitigation; Mandatory Assignment.

The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to a Borrower for additional payments in accordance with, or exercises any of its rights under, Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default with respect to such Borrower has occurred and is continuing at such time, such Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 12.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 12.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrowers or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof.

SECTION 5. LETTERS OF CREDIT

5.1 L/C Commitment (a) As of the Closing Date, the existing letters of credit set forth on Schedule 5.1 shall be deemed Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 5.4(a), agrees to issue new letters of credit (“Letters of Credit”) for the account of the relevant Borrower and for the benefit of such Borrower or any Subsidiary of such Borrower on any Business Day from the Closing Date until the date that is ten Business Days prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment (ii) the aggregate amount of the Utilized Revolving Commitments would be greater than the Revolving Loan Commitments or (iii) the Utilized Revolving Commitments of such Borrower would exceed such Borrower’s Sublimit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the applicable Issuing Lender) and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date; provided, that, if one or more Letters of Credit shall at any time have an expiry date that is later than the Maturity Date, the relevant Borrower shall, not later than (i) five days preceding the Maturity Date, cash collateralize in accordance with Section 5.9, on terms and conditions satisfactory to the Administrative Agent and Issuing Lenders, an amount equal to the L/C Obligations with respect to such Letters of Credit, if the relevant Borrower’s Rating in effect is at least BBB- as published by S&P, is at least Baa3 as published by Moody’s and is at least BBB- as published by Fitch or (ii) fifteen days preceding the Maturity Date, cash collateralize in accordance with Section 5.9, on terms and conditions reasonably satisfactory to the Administrative Agent and Issuing Lenders, an amount equal to the L/C Obligations with respect to such Letters of Credit if the relevant Borrower’s Rating in effect is lower than BBB- as published by S&P, is lower than Baa3 as published by Moody’s or is lower than BBB- as published by Fitch; provided, further, that the obligations under this Section 5 in respect of such Letters of Credit of (i) the Borrowers shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (ii) each Lender shall be reinstated, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrowers by an Issuing Lender after the Maturity Date. Amounts held in such cash collateral account shall be held and applied by the Administrative Agent in the manner and for the purposes set forth in Section 10.2(c).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) Each Issuing Lender’s share of the aggregate L/C Commitment (so determined) shall not exceed the amount that such Issuing Lender has agreed shall be its “Maximum L/C Commitment”. Each Issuing Lender listed in the Allocation Memorandum hereby agrees that its “Maximum L/C Commitment” shall be the amount set forth opposite the name of such Issuing Lender in the Allocation Memorandum. The “Maximum L/C Commitment” of any Issuing Lender that becomes an Issuing Lender after the date hereof pursuant to the definition of the “Issuing Lender” shall be the amount specified by the Joint Lead Arrangers in consultation with and satisfactory to the Borrowers and such Issuing Lender. In no event shall any Issuing Lender be obligated to increase its “Maximum L/C Commitment” upon any Commitment Increase pursuant to Section 2.6. Concurrently with any reduction of the Revolving Loan Commitments pursuant to Section 2.5, the “Maximum L/C Commitment” of each Issuing Lender shall be automatically reduced pro rata.

5.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the relevant Borrower. The Issuing

Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

5.3 Fees and Other Charges. (a) The Borrowers will pay a fee (“Letter of Credit Fees”) on all outstanding Letters of Credit at a per annum rate equal to the Applicable Percentage then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, in accordance with the Fee Letter the relevant Borrower shall pay to each Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the relevant Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

5.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Credit Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 5.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 5.4(a) is not made available to an Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the Base Rate. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 5.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

5.5 Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse each Issuing Lender on the Business Day next succeeding each Business Day on which such Issuing Lender notifies the relevant Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full (i) at the Base Rate until the Business Day next succeeding the date of the relevant notice and (ii) thereafter, at the rate set forth in Section 3.1(b).

5.6 Obligations Absolute. The Borrowers’ obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the relevant Borrower’s Reimbursement Obligations under Section 5.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Borrower unless a court of competent jurisdiction determines that such action has been taken or omitted in violation of the relevant standards of care specified in the Uniform Commercial Code of the State of New York and constitutes gross negligence or willful misconduct on the part of the Issuing Lender.

5.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit, subject to Section 5.6.

5.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall control.

5.9 Cash collateral.

For purposes of this Credit Agreement, providing “cash collateral” for, or to “cash collateralize” a Letter of Credit means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the L/C Participant, as collateral for the L/C Obligations, cash or deposit account balances in the currency in which the Letters of Credit are denominated and in an amount equal to the undrawn amount of such Letter of Credit and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of each Issuing Lender and L/C Participant, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. All cash collateral shall be maintained in a blocked deposit account with the Administrative Agent.

SECTION 6. CONDITIONS PRECEDENT

6.1 Closing Conditions. The obligation of the Lenders to enter into the Credit Documents is subject to satisfaction of the following conditions (all documents described below to be in form and substance acceptable to the Lenders), on or before September 24, 2010:

(a) Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement and (ii) the other Credit Documents.

(b) Corporate Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of the articles of incorporation or other charter documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the relevant Borrower to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of each Borrower certified by a secretary or assistant secretary of the relevant Borrower to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Borrower approving and adopting the Credit Documents, the transactions contemplated herein and therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the relevant Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of incorporation.

(c) Closing Certificate. Receipt by the Administrative Agent of a certificate of each Borrower, dated the Closing Date, substantially in the form of Exhibit 6.1(c), executed by any Assistant Treasurer and the Secretary or any Assistant Secretary of such Borrower, and attaching the documents referred to in subsections 6.1(b).

(d) [Reserved]

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented.

(f) Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, substantially in the form of Exhibit 6.1(f), from McGuireWoods LLP, legal counsel to the Borrowers.

(g) Financial Statements. Receipt and reasonable approval by the Administrative Agent and the Lenders of the audited financial statements of each Borrower and its Consolidated Subsidiaries for each of the fiscal years ended as of December 31, 2008 and December 31, 2009 and the unaudited financial statements of each Borrower and its Consolidated Subsidiaries dated as of June 30, 2010.

(h) Consents. Receipt by the Administrative Agent of a written representation from each Borrower that (i) all governmental, shareholder and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby, and receipt by the Administrative Agent of copies of any required orders of the Virginia State Corporation Commission or any other state utilities commission approving the relevant Borrower’s execution, delivery and performance of this Credit Agreement and the borrowings hereunder.

(i) No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default by any Borrower and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(j) Material Adverse Effect. No event or condition shall have occurred since the latest date of the financial statements delivered pursuant to Section 6.1(g) above that has or would be likely to have a Material Adverse Effect on the Borrowers.

(k) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

The Administrative Agent shall provide written notice to the Borrowers and the Lenders upon the occurrence of the Effective Date (as defined in Section 12.15).

6.2 Conditions to Loans and Letters of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans to any Borrower (including the initial Loans to be made hereunder) or to issue, renew or participate in any Letter of Credit unless:

(a) Request. Such Borrower shall have timely delivered a duly executed and completed Notice of Borrowing, Competitive Bid Request or Application, as applicable, in conformance with all the terms and conditions of this Credit Agreement.

(b) Representations and Warranties. The representations and warranties made by such Borrower in or pursuant to the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the Loans or issuance or renewal of any Letter of Credit or, if any such representation and warranty was made as of a specific date, such representation and warranty was true and correct in all material respects as of such date; provided, however, that the representation and warranty set forth in clause (ii) of the second paragraph of Section 7.6 hereof need not be true and correct as a condition to the making of any Loans or the issuance, renewal or participations in any Letter of Credit made after the Closing Date.

(c) No Default. On the date of the funding of the Loans or issuance or renewal of any Letter of Credit, no Default or Event of Default with respect to such Borrower has occurred and is continuing or would be caused by making the Loans or issuing the Letter of Credit.

(d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or issuance or renewal of the Letter of Credit, the Utilized Revolving Commitment shall not exceed the Revolving Loan Commitment.

The delivery of each Notice of Borrowing and Application shall constitute a representation and warranty by such Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 7. REPRESENTATIONS AND WARRANTIES

Each Borrower, severally and not jointly, hereby represents and warrants to each Lender that:

7.1 Organization and Good Standing.

Such Borrower and each Material Subsidiary of such Borrower (other than any Material Subsidiary that is not a corporation) (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect on such Borrower and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. Each Material Subsidiary of such Borrower that is not a corporation (a) is a legal entity duly organized, existing and in good standing under the laws of its jurisdiction of organization, (b) is registered or qualified as an entity authorized to do business in every jurisdiction where the failure to be so registered or qualified would have a Material Adverse Effect on such Borrower and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

7.2 Due Authorization.

Such Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

7.3 No Conflicts.

Neither the execution and delivery of the Credit Documents and the consummation of the transactions contemplated therein, nor the performance of and compliance with the terms and provisions thereof by such Borrower will (a) violate or conflict with any provision of its articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect on such Borrower or (d) result in or require the creation of any Lien upon or with respect to its properties.

7.4 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by such Borrower in connection with such Borrower’s execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made, other than any filings with the Securities and Exchange Commission and other Governmental Authorities that may be required to be made after the date hereof.

7.5 Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

7.6 Financial Condition.

The financial statements provided to the Lenders pursuant to Section 6.1(g) and pursuant to Section 8.1(a) and (b) present fairly the financial condition, results of operations and cash flows of such Borrower and its Consolidated Subsidiaries as of the dates stated therein.

In addition, (i) such financial statements were prepared in accordance with GAAP and (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect on such Borrower.

7.7 No Default.

Neither such Borrower nor any of its Material Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect on such Borrower.

7.8 Indebtedness.

As of the Closing Date, the ratio of (a) Total Funded Debt to (b) Capitalization for each Borrower is less than or equal to .65 to 1.00 (each on a consolidated basis).

7.9 Litigation.

As of the Closing Date, except as disclosed in such Borrower’s Annual Report on Form 10-K for the year ended December 31, 2009 and such Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of such Borrower, threatened against such Borrower or a Material Subsidiary of such Borrower in which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect on such Borrower.

7.10 Taxes.

Such Borrower and each Material Subsidiary of such Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

7.11 Compliance with Law.

Except as disclosed in such Borrower’s Annual Report on Form 10-K for the year ended December 31, 2009 and such Borrower’s Quarterly Report for the quarter ended June 30, 2010, such Borrower and each Material Subsidiary of such Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect on such Borrower.

7.12 ERISA.

To the extent that it would have or would be reasonably expected to have a Material Adverse Effect on any Borrower, (a) no Reportable Event has occurred and is continuing with respect to any Plan of such Borrower; (b) no Plan of such Borrower has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of such Borrower, planned to terminate any Plan of such Borrower; (d) neither such Borrower, nor any member of a Controlled Group including such Borrower, nor any duly-appointed administrator of a Plan of such Borrower has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan of such Borrower has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

7.13 Government Regulation.

Such Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is not controlled by such a company, nor is otherwise subject to regulation under the Investment Company Act.

7.14 Solvency.

Such Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents, will be Solvent.

SECTION 8. AFFIRMATIVE COVENANTS

Each Borrower, severally but not jointly, hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans made to it, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

8.1 Information Covenants.

Such Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of such Borrower, a Form 10-K as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche or another independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of such Borrower a Form 10-Q as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and accompanied by a certificate of the chief financial officer or treasurer of such Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 8.1(a) and 8.1(b) above, a certificate of a Responsible Officer of such Borrower, substantially in the form of Exhibit 8.1(c), (i) demonstrating compliance with the financial covenant contained in Section 8.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default by such Borrower exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any publicly available filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all publicly available financial statements, proxy statements, notices and reports as Dominion Resources shall send to its shareholders.

(e) Notices. Upon such Borrower obtaining knowledge thereof, such Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default by such Borrower, specifying the nature and existence thereof and what action such Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Borrower or a Material Subsidiary of such Borrower which, if adversely determined, is likely to have a Material Adverse Effect on such Borrower, (B) the institution of any proceedings against such Borrower or a Material Subsidiary of such Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect on such Borrower or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan of such Borrower.

(f) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of such Borrower as the Administrative Agent or the Required Lenders may reasonably request.

In lieu of furnishing the Lenders the items referred to in this Section 8.1, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website or any such other publicly available website as notified to the Administrative Agent and the Lenders.

8.2 Preservation of Existence and Franchises.

Such Borrower will do (and will cause each of its Material Subsidiaries to do) all things necessary to preserve and keep in full force and effect its (i) existence and (ii) to the extent material to the conduct of the business of the Borrower or any of its Material Subsidiaries, its rights, franchises and authority; provided that nothing in this Section 8.2 shall prevent any transaction otherwise permitted under Section 9.2 or Section 9.3 or any change in the form of organization (by merger or otherwise) of any Material Subsidiary of any Borrower so long as such change shall not have an adverse effect on such Borrower’s ability to perform its obligations hereunder.

8.3 Books and Records.

Such Borrower will keep (and will cause each of its Material Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

8.4 Compliance with Law.

Such Borrower will comply (and will cause each of its Material Subsidiaries to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect on such Borrower.

8.5 Payment of Taxes.

Such Borrower will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that such Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

8.6 Insurance.

Such Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

8.7 Performance of Obligations.

Such Borrower will perform (and will cause each of its Material Subsidiaries to perform) in all material respects all of its obligations under the terms of all agreements that are material to the conduct of the business of the Borrower or any of its Material Subsidiaries, including all such material indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, if nonperformance would be reasonably expected to have a Material Adverse Effect on such Borrower.

8.8 ERISA.

Such Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Pension Plans”) and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. Such Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a Plan if any such termination would have a Material Adverse Effect on such Borrower or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effects.

8.9 Use of Proceeds.

The proceeds of the Loans made to each Borrower hereunder may be used solely (a) to provide credit support for such Borrower’s commercial paper, (b) for working capital of such Borrower and its Subsidiaries and (c) for other general corporate purposes.

None of the proceeds of the Loans made to such Borrower hereunder will be used for the purpose of purchasing or carrying any “margin stock” which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” in violation of Regulation U or Regulation X.

8.10 Audits/Inspections.

Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of such Borrower (and subject to applicable confidentiality restrictions and limitations), such Borrower will permit representatives appointed by the Administrative Agent or the Required Lenders (or, upon a Default or Event of Default, any Lender), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect such Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Required Lenders (or, upon a Default or Event of Default, any Lender) or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Borrower.

8.11 Total Funded Debt to Capitalization.

The ratio of (a) Total Funded Debt to (b) Capitalization for each Borrower shall be less than or equal to .65 to 1.00 (each on a consolidated basis) as of the last day of any fiscal quarter of such Borrower.

SECTION 9. NEGATIVE COVENANTS

Each Borrower, severally but not jointly, hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

9.1 Nature of Business.

Such Borrower will not alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses; provided, however, that the Borrower may transfer Non-Regulated Assets to one or more Wholly-Owned Subsidiaries of DRI to the extent permitted under Section 9.3.

9.2 Consolidation and Merger.

Such Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 9.2, the following actions may be taken if, after giving effect thereto, no Default or Event of Default by such Borrower exists:

(a) a Subsidiary of such Borrower may be merged or consolidated with or into any Borrower; provided that a Borrower shall be the continuing or surviving entity;

(b) such Borrower may merge or consolidate with any other Person if either (i) such Borrower shall be the continuing or surviving entity or (ii) such Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans of such Borrower and all of the other obligations of such Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; and

(c) such Borrower may be merged or consolidated with or into any other Borrower.

9.3 Sale or Lease of Assets.

Such Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired, it being understood and agreed that any Borrower (or any Material Subsidiary of a Borrower) may transfer Non-Regulated Assets to one or more Wholly-Owned Subsidiaries of Dominion Resources, provided that (i) each such Wholly-Owned Subsidiary remains at all times a Wholly-Owned Subsidiary of Dominion Resources and (ii) the Ratings of Dominion Resources and such Borrower will not be lowered to less than BBB by S&P, Baa2 by Moody’s or BBB by Fitch in connection with or as a result of such transfer.

9.4 Limitation on Liens.

In the case of VaPower, VaPower shall not, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for (i) Liens permitted by the VaPower Indenture, (ii) Liens created in the ordinary course of business and (iii) Liens on any and all assets, revenues and related contracts, agreements and other documents associated with the development and operation of a new nuclear unit number three at its North Anna Power Station, in each case securing financing thereof, including any common and/or shared facilities, assets or agreements that will be utilized in connection therewith.

In the case of Dominion Resources, if Dominion Resources shall pledge as security for any indebtedness or obligations, or permit any Lien as security for Indebtedness or obligations upon, any capital stock owned by it on the date hereof or thereafter acquired, of any of its Material Subsidiaries, Dominion Resources will secure the outstanding Loans ratably with the indebtedness or obligations secured by such pledge, except for Liens incurred or otherwise arising in the ordinary course of business.

9.5 Fiscal Year.

Such Borrower will not change its fiscal year without prior notification to the Lenders.

SECTION 10. EVENTS OF DEFAULT

10.1 Events of Default.

An Event of Default with respect to a Borrower shall exist upon the occurrence and continuation of any of the following specified events with respect to such Borrower (each an “Event of Default”):

(a) Payment. Such Borrower shall:

(i) default in the payment when due of any principal of any of the Loans or Reimbursement Obligations, or shall fail to deliver to the Administrative Agent, when due, any cash collateral required to be provided in accordance with Section 5.1(a); or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by such Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. Such Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 8.2, 8.9, 8.11, 9.1, 9.2, 9.3 or 9.5; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(a), (b) or (c) or 9.4 and such default shall continue unremedied for a period of five Business Days after the earlier of a Responsible Officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 10.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect in all material respects with respect to such Borrower or to give the Administrative Agent and/or the Lenders all material security interests, liens, rights, powers and privileges purported to be created thereby and relating to such Borrower.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to such Borrower or a Material Subsidiary of such Borrower (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Borrower or a Material Subsidiary of such Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Borrower or a Material Subsidiary of such Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Borrower or a Material Subsidiary of such Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) such Borrower or a Material Subsidiary of such Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Borrower or a Material Subsidiary of such Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness of such Borrower outstanding under this Credit Agreement) of such Borrower or a Material Subsidiary of such Borrower in a principal amount in excess of $100,000,000, (i) such Borrower or a Material Subsidiary of such Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under (A) or (B) above is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and is not paid at maturity.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against such Borrower or a Material Subsidiary of such Borrower in an outstanding amount of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the 30th day after such judgment, order or decree becomes final and unappealable.

(h) ERISA. (i) Such Borrower, or a Material Subsidiary of such Borrower or any member of the Controlled Group including such Borrower shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans of such Borrower which in the aggregate have unfunded liabilities in excess of $50,000,000 (individually and collectively, a

“Material Plan”) shall be filed under Title IV of ERISA by such Borrower or any member of the Controlled Group including such Borrower, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of such Borrower; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of such Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group including such Borrower to incur a current payment obligation in excess of $50,000,000 unless paid by such Borrower on the date such payment is due.

(i) Change of Control. The occurrence of any Change of Control with respect to such Borrower.

10.2 Acceleration; Remedies.

(a) Upon the occurrence of an Event of Default with respect to any Borrower, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the reasonable satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to such Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against such Borrower, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments with respect to such Borrower (and, if such Borrower is VaPower, then also to Dominion Resources) terminated whereupon the Commitments with respect to such Borrower (and, if such Borrower is VaPower, then also to Dominion Resources) shall be immediately terminated.

(ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans made to such Borrower (and, if such Borrower is VaPower, then also to Dominion Resources) and any and all other indebtedness or obligations of any and every kind (including all amounts of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 5.5) owing by such Borrower (and, if such Borrower is VaPower, then also by Dominion Resources) to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower (and, if such Borrower is VaPower, then also by Dominion Resources).

(iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off, as against such Borrower.

(b) Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(e) shall occur, then the Commitments with respect to such Borrower (and, if such Borrower is VaPower, then also to Dominion Resources) shall automatically terminate and all Loans made to such Borrower (and, if such Borrower is VaPower, then also to Dominion Resources), all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) owing by such Borrower (and, if such Borrower is VaPower, then also by Dominion Resources) to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

(c) With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 10.2, the Borrowers shall at such time cash collateralize in accordance with Section 5.9 an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

10.3 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default with respect to any Borrower, all amounts collected from such Borrower or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable outside attorneys’ fees other than the fees of in-house counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents against such Borrower and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender by such Borrower, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders by such Borrower hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans or Letters of Credit outstanding of such Borrower, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable of such Borrower under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender’s Commitment Percentages) of amounts available to be applied.

SECTION 11. AGENCY PROVISIONS

11.1 Appointment.

Each Lender hereby designates and appoints KeyBank National Association as administrative agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and no Borrower shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower.

11.2 Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrowers to perform their respective obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by a Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of a Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of a Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. None of the Lenders identified on the facing page or signature pages of this Credit Agreement as “Syndication Agents” or “Joint Bookrunners” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such, nor shall they have or be deemed to have any fiduciary relationship with any Lender.

11.4 Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to a Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the relevant Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 12.6, all the Lenders).

11.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of a Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of a Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of a Borrower. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of a Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7 Indemnification.

Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by a Borrower and without limiting the obligation of a Borrower to do so), ratably according to its Revolving Loan Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and under the other Credit Documents.

11.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, issue or participate in Letters of Credit for the account of, accept deposits from and generally engage in any kind of business with a Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9 Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is reasonably satisfactory to the Borrowers and an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 12. MISCELLANEOUS

12.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto; provided, that, in the case of a notice or other communication given pursuant to clause (a) or (b) above, if such notice or other communication is not delivered or transmitted during the normal business hours of the recipient, such notice or communication shall be deemed to be effective on the next Business Day for the recipient.

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.2 Right of Set-Off; Adjustments.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default by a Borrower and the commencement of remedies described in Section 10.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of such Borrower against obligations and liabilities of such Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments to it hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it by a Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by such Borrower under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

12.3 Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that a Borrower may not assign and transfer any of its interests hereunder (except as permitted by Section 9.2) without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3.

(b) Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) each of (A) the Administrative Agent and (B) the Issuing Lenders, shall have provided their written consent (not to be unreasonably withheld);

(iii) To the extent required in the definition of “Eligible Assignee” DRI shall have provided its written consent (not to be unreasonably withheld) which consent shall not be required during the existence of a Default or Event of Default;

(iv) any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;

(v) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes;

(vi) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 12.3, together with a processing fee from the assignor of $4,000; and

(vii) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to any Borrower described in Section 108(e)(4) of the Code.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 12.3(b), the assignor, the Administrative Agent and the relevant Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to such Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 12.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of a Borrower or the performance or observance by such Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; and (H) such assignee represents and warrants that it does not bear a relationship to any Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii)).

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 12.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(c) Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time by each Borrower (collectively, the “Registers”). The entries in the Registers shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the relevant Register as a Lender hereunder for all purposes of this Credit Agreement. The Registers shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 12.3, (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may, on or after the delivery of notice to the Borrowers, sell, transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no Lender shall grant to any such participant rights to approve any amendment or waiver relating to the Credit Documents, except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in respect of any Loans in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be permitted with the consent of the Borrowers (which, in each case, shall not be unreasonably withheld or delayed and shall not be required during the existence of a Default or Event of Default) and (iv) without the prior written consent of the Administration Agent, no participation shall be sold to a prospective participant that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. In the case of any such participation and notwithstanding the foregoing, (i) the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation in a manner consistent with this Section 12.3(e)), (ii) the Borrowers, the Administrative Agent and the other Lenders shall be entitled to deal solely with the Lender who has sold a participation with respect to all matters arising under this Credit Agreement, and (iii) all amounts payable by such Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain a register for the recordation of the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement.

(f) Payments. No Eligible Assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred.

(g) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(h) Information. Any Lender may furnish any information concerning a Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who is notified of the confidential nature of the information and agrees to use its reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

12.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between a Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.5 Payment of Expenses, etc.

Each Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by such Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Administrative Agent and each of the Lenders) against such Borrower; and (b) indemnify the Administrative Agent and each Lender and its Affiliates, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender or its Affiliates is a party thereto, or whether or not such investigation, litigation or other proceeding was initiated by any Borrower, its Affiliates or any other party, other than in the case of any investigation, litigation or other proceeding initiated by any Borrower in connection with a material breach of obligations (as determined by a court of competent jurisdiction) by the Administrative Agent or any Lender hereunder) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document by such Borrower, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case, as determined by a court of competent jurisdiction).

12.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document (other than Letters of Credit as provided herein) nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrowers; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(c) reduce or forgive the principal amount of any Loan or Reimbursement Obligation;

(d) increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) release a Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

(f) amend, modify or waive any provision of this Section or Section 3.6, 3.8, 10.1(a), 11.7, 12.2, 12.3, 12.5 or 12.9(b);

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h) release all or substantially all of any cash collateral while any Letters of Credit or Reimbursement Obligations remain outstanding.

Notwithstanding the above, any provision of any Letter of Credit or any L/C Obligation shall not be amended, modified or waived without the written consent of the affected Issuing Lender.

Notwithstanding the above, no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent and no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lenders without the prior written consent of the Administrative Agent or the Issuing Lenders, as the case may be.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

In the event any proposed amendment or waiver of the terms of this Credit Agreement or any other Credit Document requires the consent of all Lenders or of all Lenders directly affected thereby, and such proposed amendment or waiver is approved by Required Lenders, the Borrowers may, in their sole discretion, require any Lender that has failed to consent to such proposed amendment or waiver (the “Non-Consenting Lender”) to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrowers shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrowers shall not be permitted to require a Non-Consenting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 12.6 unless the Borrowers have notified such Non-Consenting Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date.

12.7 Counterparts; Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile shall be effective as an original and shall constitute a representation that an original will be delivered.

12.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

12.9 Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) no Facility Fees shall accrue on the unfunded portion of any Commitment of any Defaulting Lender pursuant to Section 3.4(a)(i).

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.6), provided that any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 12.6(a)-(d) or any waiver, amendment or modification of this Section 12.9(b) shall require the consent of such Defaulting Lender if such Defaulting Lender would be directly adversely affected thereby.

(c) if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages, but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no Default or Event of Default has occurred and is continuing at the time such Lender becomes a Defaulting Lender and its L/C Obligation is reallocated;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (which notice shall be promptly delivered by the Administrative Agent upon the failure of the reallocation in clause (i) above to be fully effected) cash collateralize such Defaulting Lender’s L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above), which cash collateral shall be deposited into a cash collateral account in the name of and under the control of the Administrative Agent, in accordance with the procedures set forth in Section 5.9 for so long as such L/C Obligation is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Obligation pursuant to this Section 12.9(c), the Borrowers shall not be required to pay any Letter of Credit Fees to such Defaulting Lender with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation are cash collateralized;

(iv) if the L/C Obligation of the non-Defaulting Lenders is reallocated pursuant to Section 12.9(c), then the fees payable to the Lenders pursuant to Section 5.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentage; and

(v) if any Defaulting Lender’s L/C Obligation is neither cash collateralized nor reallocated pursuant to this Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligation) and Letter of Credit Fees payable with respect to such Defaulting Lender’s L/C Obligation shall be payable to the Administrative Agent as cash collateral until such L/C Obligation is cash collateralized and/or reallocated.

(d) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of the related exposure will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 12.9(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 12.9(c)(i) (and Defaulting Lenders shall not participate therein).

(e) except as otherwise provided in this Credit Agreement, any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (2) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders in respect of such Defaulting Lender’s participations in Letters of Credit,

(3) third, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Letters of Credit and (4) fourth, to the funding of such Defaulting Lender’s Commitment Percentage of any Loans in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrowers or the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any non-Defaulting Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(f) The Borrowers may, in their sole discretion, require any Defaulting Lender to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 (but at the expense of such Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrowers shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrowers shall not be permitted to require a Defaulting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 10.(f) unless the Borrowers have notified such Defaulting Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date.

(g) In the event that the Administrative Agent, the Borrowers and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Commitment Percentage.

12.10 Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

12.11 GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Borrower irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

12.12 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.14 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

12.15 Binding Effect.

This Credit Agreement shall become effective at such time (the “Effective Date”) when all of the conditions set forth in Section 6.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by each of the Borrowers and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

12.16 Submission to Jurisdiction.

Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against any Borrower or its properties in the courts of any jurisdiction. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Borrowers also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Borrower pursuant to this Credit Agreement that is designated by such Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates, (b) subject to an agreement to comply with the provisions of this Section, 12.17, to (i) any actual or prospective Assignee or participant, (ii) credit insurance providers requiring access to such information in connection with credit insurance issued for the benefit of such Lender, and (iii) any contractual counterparties (or the professional advisors thereto) to any swap, derivative or securitization transaction relating directly to obligations of parties under this Credit Agreement, (c) to its employees, directors, agents, attorneys and accountants or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.

12.18 Designation of SPVs.

Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrowers, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 12.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrowers, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Loan by an SPV hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Credit Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Credit Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.17 may not be amended without the written consent of any Granting Lender affected thereby.

12.19 USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

12.20 No Fiduciary Duty

Each Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary, agency relationship or other similar duty between any Credit Party and its Affiliates, on the one hand, and any Borrower, its stockholders or its affiliates on the other with respect to the transactions contemplated hereby (irrespective of whether any Credit Party or its Affiliates has advised, is currently advising or will advise any Borrower on other unrelated matters), or any other obligation by a Credit Party or its Affiliates to any Borrower its stockholders or its affiliates except the obligations expressly set forth in the Credit Documents. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with the transactions contemplated hereby or the process leading thereto.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

DOMINION RESOURCES, INC., as a Borrower

By:	/s/ James P. Carney
Name:	James P. Carney
Title:	Vice President and Assistant Treasurer

VIRGINIA ELECTRIC AND POWER COMPANY, as a Borrower

By:	/s/ James P. Carney
Name:	James P. Carney
Title:	Vice President and Assistant Treasurer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Sherrie I. Manson
Name:	Sherrie I. Manson
Title:	Senior Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as Syndication Agent and as a Lender

By:	/s/ Nikolai von Mengden
Name:	Nikolai von Mengden
Title:	Senior Vice President

By:	/s/ Rolf Siebert
Name:	Rolf Siebert
Title:	First Vice President

[$500 Million Three-Year Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Shawn O’Hara
Name:	Shawn O’Hara
Title:	Managing Director

[$500 Million Three-Year Revolving Credit Agreement]

The Bank of New York Mellon as a Lender

By:	/s/ Richard K. Fronapfel, Jr.
Name:	Richard K. Fronapfel, Jr.
Title:	Vice President

[$500 Million Three-Year Revolving Credit Agreement]

BRANCH BANKING & TRUST COMPANY as a Lender

By:	/s/ Preston W. Bergen
Name:	Preston W. Bergen
Title:	Senior Vice President

[$500 Million Three-Year Revolving Credit Agreement]

INTESA SANPAOLO S.P.A., as a Lender

By:	/s/ Sergio Maggioni
Name:	Sergio Maggioni
Title:	FVP and Head of Business

By:	/s/ Glen Binder
Name:	Glen Binder
Title:	Vice President

[$500 Million Three-Year Revolving Credit Agreement]

MIZUHO CORPORATE BANK (USA) as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

[$500 Million Three-Year Revolving Credit Agreement]

PNC BANK NATIONAL ASSOCIATION as a Lender

By:	/s/ Matthew Sawyer
Name:	Matthew Sawyer
Title:	Vice President

[$500 Million Three-Year Revolving Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Andrew Johnson
Andrew Johnson
Director

[$500 Million Three-Year Revolving Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ William W. Hunter
Name:	William W. Hunter
Title:	Director

By:	/s/ Pranav Surendranath
Name:	Pranav Surendranath
Title:	Vice President

Schedule 5.1

EXISTING LETTERS OF CREDIT

None.

Schedule 12.1

NOTICES

Borrowers

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: James P. Carney

Telephone: 804-819-2107

Fax: 804-819-2211

Virginia Electric & Power Company

120 Tredegar Street

Richmond, Virginia 23219

Attn: James P. Carney

Telephone: 804-819-2107

Fax: 804-819-2211

with a copy to:

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: Russell J. Singer, Esq.

Telephone: 804-819-2389

Fax: 804-819-2202

Administrative Agent

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attn: Sherrie Manson

Telephone: 216-689-3443

Fax: 216.689.4981

with a copy to:

KeyBank National Association

KCIB SERVICING SUPPORT 001

OH-01-27-1207

127 Public Square

Cleveland, Ohio 44114-1306

Attn: Yvette Dyson-Owens

Exhibit 2.1(b)(ii)

FORM OF COMPETITIVE BID REQUEST

                    ,

KeyBank National Association,

as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Reference is made to the Three-Year Revolving Credit Agreement dated as of September     , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This is a [Eurodollar] [Absolute Rate] Competitive Bid Request pursuant to subsection 2.1 of the Credit Agreement requesting quotes for the following Competitive Bid Loans:

	Loan 1	Loan 2	Loan 3
Aggregate Principal Amount	$	$	$
Borrowing Date
Interest Period
Competitive Bid Loan Maturity Date
Interest Payment Dates

Very truly yours,

[Insert name of relevant Borrower]

By:
Name:
Title:

Exhibit 2.2(a)

FORM OF NOTICE OF BORROWING

Pursuant to subsection 6.2(a) of the Three-Year Revolving Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September     , 2010, among Dominion Resources, Inc., a Virginia corporation, Virginia Electric and Power Company, a Virginia corporation (each of the above, individually, a “Borrower”, collectively, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), KeyBank National Association, as Administrative Agent, and the other agents party thereto, the undersigned hereby delivers this Notice of Borrowing.

[Insert name of relevant Borrower] hereby requests that a [Eurodollar Revolving/ Base Rate] Loan be made in the aggregate principal amount of                      on                     , 201     [with an Interest Period of              [days] [months]].

The undersigned hereby certifies as follows:

(a) The representations and warranties made by [insert name of relevant Borrower] in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and [insert name of relevant Borrower] hereby certifies that the proceeds of this Loan will be used to provide credit support for such Borrower’s commercial paper, for working capital of such Borrower and its Subsidiaries, and/or for other general corporate purposes; [; provided that the representation and warranty set forth in clause (ii) of the second paragraph of subsection 7.6 of the Credit Agreement need not be true and correct as a condition to any borrowing utilized by [insert name of relevant Borrower]]1; and

(b) No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the Loans and other extensions of credit requested to be made on such date.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

[Insert name of relevant Borrower] agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the

[1]	include with any Notice of Borrowing delivered after the Closing Date.

Administrative Agent shall receive written notice to the contrary from [insert name of relevant Borrower], each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such borrowings as if then made.

Please transfer by wire the proceeds of the borrowing as directed by [insert name of relevant Borrower] on the attached Schedule 1.

[Insert name of relevant Borrower] has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its [Treasurer] this      day of                 , 201    .

[Insert name of relevant Borrower]

By:
Name:
Title:

3

Exhibit 2.2(c)

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to subsection 2.2(c) of the Three-Year Revolving Credit Agreement, dated as of September __, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., a Virginia corporation, Virginia Electric and Power Company, a Virginia corporation (each of the above, individually, a “Borrower”, collectively, the “Borrowers”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), KeyBank National Association, as Administrative Agent, and the other agents party thereto, this represents [insert name of relevant Borrower]’s request to convert or continue Revolving Loans as follows:

1	Date of conversion/continuation:

2.	Amount of Revolving Loans being converted/continued: $

3.	Type of Revolving Loans being converted/continued:

☐	a. Eurodollar Revolving Loans

☐	b. Base Rate Loans

4.	Nature of conversion/continuation:

☐	a. Conversion of Base Rate Loans to Eurodollar Revolving Loans
☐	b. Conversion of Eurodollar Revolving Loans to Base Rate Loans
☐	c. Continuation of Eurodollar Revolving Loans as such

5.	Interest Periods:

If Revolving Loans are being continued as or converted to Eurodollar Revolving Loans, the duration of the new Interest Period that commences on the conversion/ continuation date:                      month(s)

In the case of a conversion to or continuation of Eurodollar Revolving Loans, the undersigned officer, to the best of his or her knowledge, on behalf of [insert name of relevant Borrower], certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

DATED:	[insert name of relevant Borrower]

By:
Name:
Title:

Exhibit 2.7(a)

FORM OF REVOLVING LOAN NOTE

$	New York, New York

                 ,

FOR VALUE RECEIVED, the undersigned, [Dominion Resources, Inc., a Virginia Corporation] [Virginia Electric and Power Company, a Virginia corporation] hereby unconditionally promises to pay on the Maturity Date to the order of                      (the “Lender”) at the office of KeyBank National Association located at 127 Public Square, Cleveland, Ohio 44114, in lawful money of the United States of America and in immediately available funds, the lesser of (a)                      DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in subsection 3.1 of the Credit Agreement, until paid in full (both before and after judgment to the extent permitted by law). The holder of this Revolving Loan Note is hereby authorized to endorse the date, amount, type, interest rate and duration of each Revolving Loan made or converted by the Lender to the undersigned, the date and amount of each repayment of principal thereof, and, in the case of Eurodollar Revolving Loans, the Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure by any holder to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the undersigned to make payments of principal and interest in accordance with the terms of this Revolving Loan Note and the Credit Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Three-Year Revolving Credit Agreement dated as of September     , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable as provided therein.

This Revolving Loan Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Insert name of relevant Borrower]

By:
Name:
Title:

2

Schedule I to

Revolving

Loan Note

BASE RATE LOANS AND CONVERSIONS AND

REPAYMENTS OF PRINCIPAL

Date	Amount of Base Rate Loans	Amount of Base Rate Loans Converted into Eurodollar Revolving Loans	Amount of Eurodollar Revolving Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Schedule II to

Revolving

Loan Note

EURODOLLAR REVOLVING LOANS AND CONVERSIONS

AND REPAYMENTS OF PRINCIPAL

Date	Amount of Eurodollar Revolving Loans	Interest Period	Amount of Base Rates Loans Converted into Eurodollar Revolving Loans	Amount of Eurodollar Revolving Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Exhibit 2.7(b)

FORM OF COMPETITIVE BID LOAN NOTE

$	New York, New York

                 ,

FOR VALUE RECEIVED, the undersigned, [Dominion Resources, Inc., a Virginia Corporation] [Virginia Electric and Power Company, a Virginia corporation], hereby promises to pay, on the earlier of the Maturity Date or the maturity date listed on the schedules annexed hereto and made a part hereof, to the order of                      (the “Lender”) at the office of KeyBank National Association located at 127 Public Square, Cleveland, Ohio 44114, in lawful money of the United States of America and in immediately available funds, the lesser of (a)                      DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding from the Borrowing Date at the rates per annum and on the dates specified on the schedules annexed hereto and made a part hereof until the due date hereof (whether at the stated maturity, by acceleration, or otherwise) and thereafter at the rates determined in accordance with subsection 3.1 of the Credit Agreement. The holder of this Competitive Bid Loan Note is hereby authorized to endorse the date, amount, type, interest rate and duration of each Competitive Bid Loan made by the Lender to the undersigned, the date and amount of each repayment of principal thereof, and, in the case of Eurodollar Competitive Bid Loans, the Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure by any holder to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the undersigned to make payments of principal and interest in accordance with the terms of this Competitive Bid Loan Note and the Credit Agreement.

This Competitive Bid Loan Note is one of the Competitive Bid Loan Notes referred to in the Three-Year Revolving Credit Agreement dated as of September     , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto, and is entitled to the benefits thereof and is subject to mandatory prepayment as provided therein.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Competitive Bid Loan Note shall become, or may be declared to be, immediately due and payable as provided therein.

This Competitive Bid Loan Note shall be governed by and construed in accordance with the laws of the State of New York.

[Insert name of relevant Borrower]

By:
Name:
Title:

2

COMPETITIVE BID LOANS

Borrowing Date	Maturity Date	Principal Amount of Competitive Bid Loan	Type of Competitive Bid Loan	Interest Period	Interest Payment Dates	[Interest Rate]/ [Margin]	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

Exhibit 2.8(a)

FORM OF EXTENSION OF MATURITY DATE REQUEST

[Date]

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September     , 2010, among the undersigned, the lenders from time to time parties thereto, KeyBank National Association, as Administrative Agent, Bayerische Landesbank, New York Branch, and U.S. Bank National Association, as Syndication Agents (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned hereby represent and warrant that (i) on the date hereof no Default or Event of Default has occurred or is continuing and (ii) the representations and warranties made by each Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

This is an Extension of Maturity Date Request pursuant to Section 2.8(a) of the Credit Agreement requesting an extension of the Maturity Date to [INSERT REQUESTED MATURITY DATE]. Please transmit a copy of this Extension of Maturity Date Request to each of the Lenders.

DOMINION RESOURCES, INC.	VIRIGINA ELECTRIC AND POWER COMPANY

By:	By:

Title:	Title:

Exhibit 2.8(b)

FORM OF EXTENSION OF MATURITY DATE CERTIFICATE

[Date]

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September     , 2010, among the undersigned, the lenders from time to time parties thereto, KeyBank National Association, as Administrative Agent, Bayerische Landesbank, New York Branch, and U.S. Bank National Association, as Syndication Agents (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned hereby represent and warrant that (i) on the date hereof no Default or Event of Default has occurred or is continuing and (ii) the representations and warranties made by each Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date)

This is an Extension of Maturity Date Certificate required to be furnished pursuant to Section 2.8(b) of the Credit Agreement in connection with the extension of the Maturity Date to [INSERT REQUESTED MATURITY DATE].

DOMINION RESOURCES, INC.	VIRIGINA ELECTRIC AND POWER COMPANY

By:	By:

Title:	Title:

Exhibit 2.9

FORM OF SUBLIMIT ADJUSTMENT LETTER

[Date]

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September __, 2010, among the undersigned, the lenders from time to time parties thereto, KeyBank National Association, as Administrative Agent, Bayerische Landesbank, New York Branch, and U.S. Bank National Association, as Syndication Agents (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

Pursuant to Section 2.9 of the Credit Agreement the undersigned hereby request that their respective Sublimits be reallocated as follows:

Dominion Resources, Inc. agrees that as of                  , 201    , the DRI Sublimit shall be $                    ; and

Virginia Electric and Power Company agrees that as of                  , 201    , the VaPower Sublimit shall be $                    .

The undersigned hereby represent and warrant that (i) on the date hereof no Default or Event of Default has occurred or is continuing and (ii) the representations and warranties made by each Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that the representation and warranty set forth in clause (ii) of the second paragraph of subsection 7.6 of the Credit Agreement need not be true and correct as a condition to any reallocation of the Sublimits

DOMINION RESOURCES, INC.	VIRIGINA ELECTRIC AND POWER COMPANY

By:	By:

Title:	Title:

2

Exhibit 6.1(c)

FORM OF CLOSING CERTIFICATE

September     , 2010

Pursuant to Section 6.1(c) of the Three-Year Revolving Credit Agreement dated as of September     , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto, the undersigned Assistant Treasurer of the [insert name of relevant Borrower] (the “Borrower”) (solely in his or her capacity as such and not personally) hereby certifies as follows:

1. The representations and warranties made by the Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date;

2. The conditions precedent set forth in subsection 6.1 of the Credit Agreement have been satisfied;

3. On the date hereof, no Default or Event of Default has occurred;

4.                     is the duly elected and qualified [Assistant] Secretary of the Borrower and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature;

and the undersigned [Assistant] Secretary of the Borrower hereby certifies as follows:

5. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

6. Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Credit Agreement and (ii) the borrowings contemplated thereunder; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Articles of Incorporation as in effect on the date hereof; and attached hereto as Exhibit D is a certified copy of the Borrower’s good standing certificate or its equivalent.

7. All governmental, shareholder and third party consents (including Securities and Exchange Commission clearance) and approvals necessary or desirable in connection with the transactions contemplated hereby have been received and are in full force and effect and no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated by the Credit Agreement, and attached hereto are copies of any required orders of the Virginia State Corporation Commission or any other state utilities commission approving the Borrower’s execution, delivery and performance of the Credit Agreement and the borrowings thereunder.

8. The following persons are now duly elected and qualified officers of the Borrower, holding the offices indicated next to their respective names below, and such officers have held such offices with the Borrower on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is an authorized signatory of the Borrower and is duly authorized to execute and deliver on behalf of the Borrower, any and all notes, notices, documents, statements and papers under and relating to the Credit Agreement, and otherwise to act as an authorized signatory of the Borrower under the Credit Documents and all other documents to be executed in connection therewith for all purposes:

[reminder of the page left blank intentionally]

2

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date first above written.

By:			By:
	Name: Title: [Assistant Treasurer]			Name: Title: [Assistant Secretary]
Date

3

Exhibit 6.1(f)

FORM OF LEGAL OPINION

September     , 2010

Each of the Lender Parties

    referenced below

Dominion Resources, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Dominion Resources, Inc., a Virginia corporation, and Virginia Electric and Power Company, a Virginia corporation (collectively, the “Borrower Parties” and each, individually, a “Borrower Party”), in connection with the transactions (the “Transactions”) to be consummated on the date hereof pursuant to the Three-Year Revolving Credit Agreement dated as of September __, 2010 (the “Credit Agreement”), among the Borrower Parties, the several banks and financial institutions parties thereto on the date hereof (collectively, the “Lenders”), KeyBank National Association, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”; the Administrative Agent and the Lenders, collectively, the “Lender Parties” and each, individually, a “Lender Party”), and Bayerische Landesbank, New York Branch, and U.S. Bank National Association, as Syndication Agents. This opinion letter is furnished to you pursuant to Section 6.1(f) of the Credit Agreement. Unless otherwise defined herein, terms used herein have the meanings provided for in the Credit Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the Credit Agreement and have also examined, and relied upon, the following:

(i) with respect to each Borrower Party, a certificate from the secretary or assistant secretary of such Borrower Party certifying in each instance as to (A) true and correct copies of the articles of incorporation and bylaws of such Borrower Party (the “Organizational Documents”) and resolutions of the board of directors of such Borrower Party authorizing the Transactions and (B) the incumbency and specimen signatures of officers authorized to execute the Credit Agreement on behalf of such Borrower Party;

(ii) with respect to each Borrower Party, a certificate dated September 15, 2010 issued by the State Corporation Commission of Virginia (the “SCC”), attesting to the continued existence and good standing of each such Borrower Party in the Commonwealth of Virginia as of such date, together with an on-line corporate data inquiry at the SCC indicating that such Borrower Party is in good standing on the date of this opinion letter;

The Administrative Agent

    and each of the Lenders

May 29, 2003

(iii) a Certificate of the Borrower Parties, a copy of which is attached as Annex A hereto (the “Borrower Parties’ Certificate”), together with the indentures, mortgages, deeds of trust, credit agreements, guarantees and other agreements referred to on Schedule I thereto and the orders, writs, injunctions, decrees and judgments referred to on Schedule II thereto (collectively, the “Reviewed Documents” and each, individually, a “Reviewed Document”);

(iv) the order of the SCC dated September __, 2010, authorizing Virginia Electric and Power Company to establish the credit facilities contemplated by the Credit Agreement (the “SCC Order”); and

(v) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) the Borrower Parties’ Certificate and other certificates of each Borrower Party, (ii) representations of each Borrower Party set forth in the Credit Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Signatures. The signatures of individuals signing the Credit Agreement are genuine and, except as to those individuals signing on behalf of the Borrower Parties, are authorized.

(d) Organization Status, Power, Authority and Capacity of Certain Parties. All parties to the Credit Agreement are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Credit Agreement and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Borrower Parties.

The Administrative Agent

    and each of the Lenders

May 29, 2003

(e) Authorization, Execution and Delivery of Credit Agreement by Certain Parties. The Credit Agreement and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumptions are made as to the Borrower Parties.

(f) Credit Agreement Binding on Certain Parties. The Credit Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Borrower Parties.

(g) Noncontravention. Neither the execution and delivery of the Credit Agreement by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Borrower Parties as to their respective Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Borrower Parties as to any the laws and jurisdictions specified in Paragraph 4(a) of our opinions, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Borrower Parties as to the Reviewed Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Credit Agreement by the parties thereto and to the consummation of the Transactions have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Borrower Parties and is the subject of paragraph 5 of our opinions.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Transactions. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Credit Agreement.

(j) Use of Proceeds. With respect to our opinion in paragraph 4(a) as it relates to Regulations T, U and X of the Board of Governors of the Federal Reserve System, the Borrower Parties will comply with the provisions of the Credit Agreement relating to the use of proceeds.

(k) Reviewed Documents. With respect to our opinion in paragraph 4(c), the Reviewed Documents will be enforced in accordance with their terms, and, if the law governing

The Administrative Agent

    and each of the Lenders

May 29, 2003

any Reviewed Document is the law of a state other than the State of New York, the law governing each such Reviewed Document would have the same effect as the law of the State of New York.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications and other assumptions set forth in this opinion letter, we are of the opinion that:

2. Organizational Status. Each Borrower Party is a validly existing corporation in good standing under the laws of the Commonwealth of Virginia.

3. Power and Authority; Authorization. Each Borrower Party has the corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

4. Execution; Validity and Enforceability. Each Borrower Party has duly executed and delivered the Credit Agreement. The Credit Agreement constitutes the valid and binding obligation of each Borrower Party, enforceable against such Borrower Party in accordance with its terms.

5. Noncontravention. Neither the execution and delivery of the Credit Agreement by any Borrower Party, nor the performance by such Borrower Party of its obligations thereunder, (a) violates any present law, statute or regulation of the State of New York, the Commonwealth of Virginia or the United States (including Regulations T, U and X of the Board of Governors of the Federal Reserve System) that, in each case, is applicable to such Borrower Party; (b) violates any provision of the Organizational Documents of such Borrower Party; or (c) results in any breach of any of the terms of, or constitutes a default under, any Reviewed Document or results in the creation or imposition of any lien, security interest or other encumbrance (except as contemplated by the Credit Agreement) upon any assets of such Borrower Party pursuant to the terms of any Reviewed Document.

6. Governmental Approvals. No consent, approval or authorization of, or filing with, any governmental authority of the State of New York, the Commonwealth of Virginia or the United States, that, in each case, is applicable to any Borrower Party is required for (a) the due execution and delivery by such Borrower Party of the Credit Agreement or the consummation by such Borrower Party of the Transactions or (b) the validity, binding effect or enforceability of the Credit Agreement against such Borrower Party, except in each case as have previously been made or obtained.

7. Proceedings. To our knowledge, there is no outstanding judgment, action, suit or proceeding pending against any Borrower Party before any court, governmental agency or arbitrator which challenges the legality, validity, binding effect or enforceability of the Credit Agreement.

The Administrative Agent

    and each of the Lenders

May 29, 2003

8. Investment Company Act. No Borrower Party is required to be registered under the Investment Company Act of 1940, as amended.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of a Borrower Party in the Credit Agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of such Borrower Party, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of a Borrower Party in the Credit Agreement (i) to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), (ii) to waive (A) any objection to the laying of the venue, (B) the defense of forum non conveniens in any action or proceeding or (C) trial by jury, (iii) to effect service of process in any particular manner, (iv) to establish evidentiary standards or (v) regarding the choice of law governing the Credit Agreement (other than the enforceability in a court of the State of New York of an agreement that the laws of the State of New York govern the Credit Agreement).

(c) Trust Relationship. The creation of any trust relationship by any Borrower Party on behalf of any Lender Party.

(d) Certain Laws. Federal securities laws or regulations, state securities and Blue Sky laws or regulations, federal and state banking laws and regulations (except as expressly provided in paragraph 4(a) of our opinions), pension and employee benefit laws and regulations, federal and state environmental laws and regulations, federal and state tax laws and regulations, federal and state health and occupational safety laws and regulations, building code, zoning, subdivision and other laws and regulations governing the development, use and occupancy of real property, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other federal and state antitrust and unfair competition laws and regulations, the Assignment of Claims Act of 1940, and the effect of any of the foregoing on any of the opinions expressed.

(e) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

The Administrative Agent

    and each of the Lenders

May 29, 2003

(f) Certain Agreements of Borrower Parties. The enforceability of any agreement of a Borrower Party in the Credit Agreement providing for:

(i) specific performance of such Borrower Party’s obligations;

(ii) the right of any purchaser of a participation interest from any Lender to set off or apply any deposit, property or indebtedness with respect to any such participation interest;

(iii) establishment of a contractual rate of interest payable after judgment;

(iv) adjustments of payments among Lenders or rights of set off;

(v) the granting of any power of attorney;

(vi) survival of liabilities and obligations of any party under the Credit Agreement arising after the effective date of termination of the Credit Agreement; or

(vii) obligations to make an agreement in the future;

(viii) the avoidance or invalidity of any act done in contravention thereof;

(ix) the survival of any claim beyond any applicable statute of limitation; or

(x) the severability of provisions in the Credit Agreement;.

(g) Remedies. The enforceability of any provision in the Credit Agreement to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

(h) Incorporated Documents. Any documents or instruments referenced or incorporated in the Credit Agreement or any Reviewed Document (other than the Credit Agreement or any Reviewed Document) or as to the interplay between the Credit Agreement or any Reviewed Document and any such other documents and instruments.

(i) Reviewed Documents. With respect to our opinion in paragraph 4(c), any violation of a Reviewed Document not readily ascertainable from the face of any Reviewed Document or arising from any cross-default provision insofar as it relates to a default under an agreement that is not a Reviewed Document or arising under a covenant of a financial or numerical nature or requiring computation.

The Administrative Agent

    and each of the Lenders

May 29, 2003

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(j) Applicable Law. Our opinions are limited to the federal law of the United States, the laws of the State of New York and the laws of the Commonwealth of Virginia, and we do not express any opinion concerning any other law.

(k) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(l) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in the Credit Agreement. Further, a court may refuse to enforce a covenant if and to the extent that it deems such covenant to be violative of applicable public policy.

(m) Knowledge. Whenever the phrase “to our knowledge” or “known to us” (or words of similar import) is used in this opinion letter, it means the actual knowledge of the particular McGuireWoods LLP attorneys who have represented the Borrower Parties in connection with the Credit Agreement and who have given substantive attention to the preparation and negotiation thereof. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

(n) Choice of New York Law and Forum. To the extent that any opinion relates to the enforceability of the choice of New York law and the choice of New York forum provisions of the Credit Agreement, our opinion is rendered in reliance upon N.Y. Gen Oblig. Law §§5-1401 and 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

The Administrative Agent

    and each of the Lenders

May 29, 2003

(o) Noncontravention and Governmental Approvals. With respect to the opinions expressed in paragraphs 4(a) and 5, our opinions are limited to our review of those laws and regulations that, in our experience, are normally applicable to (i) business corporations generally, (ii) the Borrower Parties’ specially regulated business activities known to us and (iii) transactions of the type contemplated by the Credit Agreement. In addition, the SCC Order will not become a final and nonappealable order until 30 days after the date of issuance, and we express no opinion with respect to the effect of an adverse decision resulting from such an appeal. However, we note that no party commented on, filed an objection to or requested a hearing with respect to the proceedings of the SCC on Virginia Electric and Power Company’s application for the SCC Order.

(p) Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Credit Agreement, and we render no opinion with regard to the accuracy, validity or enforceability of any of them.

Miscellaneous

The foregoing opinions are being furnished only to the Lender Parties and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon for any other purpose without our prior written consent. At your request, we hereby consent to reliance hereon by any future assignee of any Lender’s commitments and interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 12.3 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

                                     Very truly yours,

The Administrative Agent

    and each of the Lenders

May 29, 2003

Attachments:

Annex A — Borrower Parties’ Certificate

Exhibit 8.1(c)

FORM OF OFFICER’S CERTIFICATE

                                 , 201

This certificate is provided pursuant to Section 8.1(c) of the Three-Year Revolving Credit Agreement, dated as of September __, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned officer of the Borrower hereby certifies that [he/she] is the [Chief Financial Officer][Treasurer] of the Borrower, and that as such [he/she] is authorized to execute this certificate required to be furnished pursuant to subsection 8.1(c) of the Credit Agreement, and further certifies that:

(a)	Attached hereto is a copy of the financial statements of the Borrower required to be delivered pursuant to Section 8.1(a) or 8.1(b) of the Credit Agreement.

(b)	The financial statements attached hereto are complete and correct in all material respects and were prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(c)	The undersigned has no knowledge of any Default or Event of Default.

(d)	The Borrower has complied with the financial covenants set forth in Section 8.11 of the Credit Agreement, as supported by the following calculation (all amounts are as of [insert date]):

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

By:
Name:
Title:

Exhibit 12.3

FORM OF ASSIGNMENT AGREEMENT

Reference is made to the Three-Year Revolving Credit Agreement, dated as of September __, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Resources, Inc., Virginia Electric and Power Company, the several banks and other financial institutions from time to time parties thereto, KeyBank National Association, as Administrative Agent, and the other agents party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Assignment Agreement, between the Assignor (as set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as set forth on Schedule 1 hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule 1 hereto and made a part hereof, the “Effective Date”).

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a [        ]% interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement respecting those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 (the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1; provided, however, it is expressly understood and agreed that (i) the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor’s rights under subsection 4.3 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date, including, without limitation, the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Effective Date and (ii) both Assignor and Assignee shall be entitled to the benefits of subsection 12.5 of the Credit Agreement.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (iii) attaches the Competitive Bid Loan Note held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Competitive Bid Loan Note for a new Competitive Bid Loan Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Competitive Bid Loan Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date); and (iv) attaches the Revolving Loan Note held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Revolving Loan Note for a new Revolving Loan Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Revolving Loan Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 4.4(d) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty and (vi) represents and warrants that it does not bear a relationship to any Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii) of the Credit Agreement).

4. Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 12.3(b) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent of the executed Assignment Agreement).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

A.	Revolving Loans	Principal Amount Assigned	Commitment Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

B.	Competitive Bid Loans	Principal Amount Assigned	Interest Rate	Maturity Date

[Name of Assignee]

By:
Name:
Title:

[Name of Assignor]

By:
Name:
Title:

Accepted and Consented to: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent		Accepted and Consented to: [ ] as Issuing Lender

By:		By:
	Name:	Name:
	Title:	Title:

Accepted and Consented to: [ ] as Issuing Lender

By:
Name:
Title:

Consented To: DOMINION RESOURCES, INC., as Borrower

By:
Name:
Title:

VIRGINIA ELECTRIC AND POWER COMPANY, as Borrower

By:
Name:
Title: